Exhibit 2.1

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PHASE FORWARD INCORPORATED,

ABE ACQUISITION CORP.,

LINCOLN TECHNOLOGIES, INC.,

AND,

FOR PURPOSES OF SECTIONS 4.3, 4.4, 4.5, 4.6(d)-(g), 4.8(a) and (d)-(f), 5.1, 8.13(c), 8.14, 9.3(l), 10.3, 13.2, 13.3, 13.4, 13.5, 15.2, 15.13,

SECTION 3 OF EXHIBIT 7.18, AND ARTICLE 14 ONLY,

THE SECURITYHOLDER REPRESENTATIVE

Dated as of August 16, 2005

** Confidential Treatment Requested.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on August 16, 2005, by and among Phase Forward Incorporated, a Delaware corporation (“Phase Forward”), Abe Acquisition Corp., a Massachusetts corporation and wholly owned subsidiary of Phase Forward (“Sub”), and Lincoln Technologies, Inc., a Massachusetts corporation (“Lincoln”), and for purposes of Sections 4.3, 4.4, 4.5, 4.6(d)-(g), 4.8(a) and (d)-(f), 5.1, 8.13(c), 8.14, 9.3(l), 10.3, 13.2, 13.3, 13.4, 13.5, 15.2, 15.13, Section 3 of Exhibit 7.18, and Article 14 only, the Securityholder Representative.

Preamble

The respective Boards of Directors of Phase Forward, Sub and Lincoln are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders.  This Agreement provides for the acquisition of Lincoln by Phase Forward pursuant to the merger of Sub with and into Lincoln (the “Merger”), with Lincoln surviving the Merger.  At the effective time of such Merger, the outstanding shares of the Lincoln Common Stock and Lincoln Rights shall be converted into the right to receive the consideration provided herein.  As a result, after the effective time of the Merger, Lincoln shall continue to conduct its business and operations as a direct wholly owned subsidiary of Phase Forward.  The transactions described in this Agreement are subject to the approvals of the Lincoln Shareholders and the satisfaction of certain other conditions described in this Agreement.

Prior to the date hereof, Lincoln has been providing certain Lincoln Shareholders who collectively hold more than 75% of the issued and outstanding Lincoln Common Stock as of the date hereof (collectively, the “Consenting Shareholders”) with information regarding the material terms of this Agreement and the Merger.  The parties hereto intend that promptly after the execution hereof the Consenting Shareholders will execute and deliver a written consent in form and substance reasonably satisfactory to Phase Forward (the “Merger Consent”), pursuant to which the Consenting Shareholders, among other things, irrevocably adopt and approve this Agreement, the Merger and other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

“2005 Earnout Revenue” means revenue recognized in 2005 in excess of $* million resulting from the sale of Lincoln software and services, computed in accordance with Exhibit 4.8(a).

“2006 Earnout Revenue” means revenue recognized in 2006 resulting from the sale of Lincoln software and services in excess of an amount equal to:  $* million minus (i) the first $* of 2005 Earnout Revenue in excess of $* million, if any, minus (ii) an amount equal to *% of 2005 Earnout Revenue in excess of $* million, if any, computed in each case in accordance with Exhibit 4.8(a).

** Confidential Treatment Requested.

“Accounting Expert” has the meaning set forth in Section 4.6(f).

“Acquisition Proposal” has the meaning set forth in Section 8.4.

“Affiliate” means, as to a Person, any other Person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, such Person.

“Appraisal Reduction Amount” has the meaning set forth in Section 4.4(c).

“Articles of Merger” has the meaning set forth in Section 2.3.

“Assets” means, as to a Person, all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Base Consideration” means an amount of cash equal to $11.0 million, (1) plus or minus, as the case may be, the working capital adjustments described in Section 4.6, if any, minus (2) any Transaction Fees to be paid by Lincoln (to the extent not paid prior to the Effective Time or not reflected in the working capital adjustments described in Section 4.6, but not including any Transaction Fees to be paid by the Lincoln Securityholders).

“Benefit Claims”:  See Exhibit 7.19.

“Benefit Plans”:  See Exhibit 7.19.

“Board of Directors” means the board of directors of Lincoln and any committees or subcommittees thereof.

“Certificates” has the meaning set forth in Section 5.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment” has the meaning set forth in Section 4.6(c).

“Closing Balance Sheet” has the meaning set forth in Section 4.6(d).

“Closing Date” shall mean the day on which the Effective Time occurs.

“Closing Date Consideration” means the aggregate cash consideration to be issued in the Merger in accordance with this Agreement at Closing in exchange for the Lincoln Common Stock and Lincoln Rights having an aggregate value equal to (1) the Base Consideration as calculated on the Closing Date pursuant to Section 4.6(c) minus (2) the Escrow Amount.

“Closing Schedule” has the meaning set forth in Section 4.6(d).

** Confidential Treatment Requested.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $.01 par value per share, of Lincoln.

“Confidential Information” shall have the meaning ascribed to it in the Confidentiality Agreement.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of March 18, 2002, by and between Phase Forward and Lincoln.

“Consent” means any approval, clearance, exemption, notice, consent, order, waiver, authorization or similar affirmation by any Person pursuant to any Contract, Law or Permit.

“Contract” means any contract, agreement, obligation, commitment, indenture, instrument, lease, license, plan, practice, course of conduct, understanding, promise, arrangement or undertaking (whether written or oral and whether express or implied) to which any Person is a party or that is legally binding on any Person or its equity interests, Assets or business.

“Earnout” has the meaning set forth in Section 4.8(a).

“Earnout Determination Materials” has the meaning set forth in Section 4.8(e).

“Earnout Objection” has the meaning set forth in Section 4.8(e).

“Earnout Offset Amount “ has the meaning set forth in Section 13.3(f).

“Earnout Period” means the period from the Closing Date through the date on which the final Earnout payment is made pursuant to this Agreement.

“Earnout Report” has the meaning set forth in Section 4.8(e).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 6.2.

“Escrow Agent” has the meaning set forth in Section 4.5.

“Escrow Agreement” has the meaning set forth in Section 4.5.

“Escrow Amount” means an aggregate amount in cash equal to $2.2 million.

“Estimated Net Working Capital” has the meaning set forth in Section 4.6(b).

“Final Net Working Capital” has the meaning set forth in Section 4.6(d).

“GAAP” means U.S. generally accepted accounting principles.

** Confidential Treatment Requested.

“Governmental Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, departments, authorities (including self-regulatory authorities), courts, instrumentalities, officials, committees, commissions, boards or bodies, including the SEC, the Federal Trade Commission and the Department of Justice.

“Guaranteed Indebtedness” of a Person means Indebtedness of a third party that is (a) guaranteed by such Person, (b) secured by a Lien on any Asset of such Person or (c) the subject of any other credit support arrangement provided by such Person.

“Indebtedness” means (a) indebtedness for borrowed money, (b) obligations as lessee under capital leases, (c) indebtedness under title retention agreements, (d) Liabilities for unfunded benefits under any pension plan or scheme for employees, (e) obligations under currency, interest rate or other hedging arrangements or swaps, and (f) Guaranteed Indebtedness.

“Indemnification Threshold” means the sum of $*.

“Indemnified Directors/Officers” has the meaning set forth in Section 8.11.

“Intellectual Property” includes the following: (a) any and all ideas, inventions, discoveries, prototypes, processes, art-work, know-how, compositions, techniques, methods, concepts, schematics, flow charts, works under the copyright laws (for example, computer programs, including source and object code), formulas, systems, mask works, databases, data, client lists (current clients, former clients or prospective clients), vendor lists, business associates/partners list, manuals, notes, designs, drawings, training materials, company information and records, brand names, trade names, trademarks, service marks, company names, company goodwill, phone numbers, domain names, Internet Protocol addresses and all other intangible property of any kind,  (b) all copyrights, rights of authorship, rights of publicity or broadcast, patent rights, rights of inventorship, trade dress rights, trade secrets and proprietary information, rights of attribution and integrity and other moral rights, and other intellectual property rights of any type under state law, federal Law of the United States, the Laws of any other nation or international treaty, (c) all rights of registration or rights in applications for (a) and (b), and (d) the medium in which (a), (b) or (c) resides where applicable (e.g., brochure upon which trademark resides, disk or CD upon which computer code resides).

“Internal Revenue Service” and “IRS”:  See Exhibit 7.18.

“Key Employee Agreements” has the meaning set forth in Section 9.3(i).

“Knowledge” means the actual knowledge of a party’s directors and officers and any knowledge those individuals should have had after reasonable inquiry on the matter.  Reasonable inquiry means making reasonable inquiry of employees or advisors with responsibility for or expertise in the relevant subject matter regarding the accuracy of any applicable representation or warranty contained in this Agreement.

“Labor Proceedings” has the meaning set forth in Section 7.16

** Confidential Treatment Requested.

“Law” means any federal, state, local, foreign, international or other law, statute, code, regulation, ordinance, treaty, rule of common law, decree, injunction, judgment, order or ruling.

“Leased Real Property” has the meaning set forth in Section 7.11(b).

“Letter of Transmittal” has the meaning set forth in Section 5.1(a).

“Liabilities” means any and all liabilities, obligations or commitments of any nature, whether known or unknown, direct or indirect, absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required to be reflected or reserved against on a balance sheet under GAAP or under the principles, policies, estimates and procedures set forth in Exhibit 7.5.

“Lien” means any lien, security interest, encumbrance, easement, encroachment, mortgage, pledge, community property interest, option, right of first refusal, right of preemption, restriction, charge or adverse claim or right of any kind or character.

“Lincoln Financial Statements” means (a) the unaudited balance sheets and statements of operations and cash flows of Lincoln (including related notes and schedules, if any) for the fiscal years ended December 31, 2002, 2003 and 2004, and (b) the unaudited balance sheets and statements of operations and cash flows of Lincoln and its Subsidiaries (including related notes and schedules, if any) for the six months ended June 30, 2005. The Financial Statements described in (b) are referred to as the “Interim Financial Statements”.

“Lincoln Indemnitees” has the meaning set forth in Section 13.5(a).

“Lincoln Intellectual Property” includes Intellectual Property that Lincoln or its Subsidiaries own, license (as licensor or licensee), or use (directly or indirectly via another Person), or have a contractual right to own, license (as licensor or licensee), or use (directly or indirectly via another Person).

“Lincoln Material Adverse Effect” means any circumstance, occurrence of any event, or any change in or effect on Lincoln and its Subsidiaries that, individually or when taken together with all other circumstances, events, changes in or effects on Lincoln and its Subsidiaries, is or would reasonably be expected to be materially adverse to (i) the condition (financial or otherwise), results of operations, business, Assets, or affairs of Lincoln and its Subsidiaries, taken as a whole, or (ii) the ability of Lincoln to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that, “Lincoln Material Adverse Effect” shall not be deemed to include the impact of (1) any changes in Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (2) any changes affecting the general economic conditions in the United States, which changes do not disproportionately affect Lincoln and its Subsidiaries in any material respect, (3) any changes in the financial, banking or capital markets, Tax rates or the implementation of new Taxes, which changes do not disproportionately affect Lincoln and its Subsidiaries in any material respect; (4) any event to which Phase Forward has provided written consent hereunder; or (5) the execution, delivery or performance of this

** Confidential Treatment Requested.

Agreement (including any announcement relating to this Agreement or the fact that Phase Forward is acquiring Lincoln).

“Lincoln-Owned Software” has the meaning set forth in Section 7.9(d).

“Lincoln Rights” means rights to subscribe to, options, warrants or similar Contracts relating to, or securities or rights convertible into or exchangeable for, Common Stock of Lincoln, other Lincoln Rights, or issuance, transfer, acquisition or disposition of any of the foregoing.

“Lincoln Securityholder” means a holder of Lincoln Common Stock or of Lincoln Rights.

“Lincoln Shareholder” means a holder of Lincoln Common Stock.

“Losses” means any and all known or unknown damage, losses, injuries, Liabilities, damages, assessments and costs and expenses, including interest, penalties, costs of investigation and defense, and reasonable attorneys’ and other reasonable professional fees and expenses actually incurred by a party with respect to any demand, claim or action.  For purposes of any indemnification claim involving a third party claim under Section 13, “Losses” shall be deemed to include any amounts paid to such third party for special, incidental or consequential damages.  For all other purposes, “Losses” shall be deemed to exclude special, incidental and consequential damages.

“Maximum Amount” has the meaning set forth in Section 13.3(a).

“MBCA” means the Massachusetts Business Corporation Act (Chapter 156D of the Massachusetts General Laws).

“Merger Consideration” has the meaning set forth in Section 4.1.

“Merger Consideration Spreadsheet” means the spreadsheet, prepared exclusively by Lincoln and attached hereto as Exhibit 4.1, calculating and allocating to each Lincoln Securityholder the Merger Consideration, which shall be updated as provided in Section 4.7.

“Net Working Capital” means as of any particular date: (a) cash and cash equivalents, plus the net book value of all fixed assets, plus the net book value of purchased software, plus the value of accounts receivable (net of provision for bad debt) of Lincoln and its Subsidiaries on a consolidated basis as of that date, but excluding accounts receivable owed from any Affiliate, plus prepaid expenses, minus (b) current Liabilities of Lincoln and its Subsidiaries on a consolidated basis as of that date, determined in each case in accordance with the principles, policies, estimates and procedures described in Exhibit 7.5.

“Net Working Capital Target” means **.

“No Limit Losses” has the meaning set forth in Section 13.3.(a)

** Confidential Treatment Requested.

An action or omission is in the “Ordinary Course of Business” of a Person only if it (a) is in the ordinary course of business, consistent with past practices of such Person (but not less than prudent business practices) and (b) does not constitute any breach of Contract, tort, infringement or violation of Law by such Person.

“Permits” means permits, licenses, franchises, certificates and other Consents of any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves for contested Taxes have been made in the Financial Statements; (b) statutory Liens of mechanics, materialmen, warehousemen and other similar statutory Liens for labor, materials or supplies incurred in the Ordinary Course of Business, but only to the extent the underlying payment obligations of Lincoln are not past due or are being contested in good faith by appropriate proceedings and for which adequate reserves for contested amounts have been made in the Financial Statements; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and under which the Lincoln is not in default; (d) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property; (e) (i) zoning, building and other similar restrictions imposed by applicable Laws, and (ii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Leased Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property; and (f) minor imperfections of title not waived by Phase Forward that, in the aggregate, do not materially detract from the value or interfere with the use of any Assets of Lincoln and its Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a Governmental Authority.

“Phase Forward Indemnitees” has the meaning set forth in Section 13.1.

“Phase Forward Material Adverse Effect” means any circumstance, occurrence of any event, or any change in or effect on Phase Forward and its Subsidiaries that, individually or when taken together with all other circumstances, events, changes in or effects on Phase Forward and its Subsidiaries, is (or would reasonably be expected to be) materially adverse to (i) the condition (financial or otherwise), results of operations, business, Assets or affairs of Phase Forward and its Subsidiaries, taken as a whole, or (ii) the ability of Phase Forward to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that, “Phase Forward Material Adverse Effect” shall not be deemed to include the impact of (1) any changes in Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (2) any changes in GAAP, (3) any changes affecting the general economic conditions in the United States, which changes do not disproportionately affect Phase Forward and its Subsidiaries in any material respect, (4) any changes in the financial, banking or capital markets, Tax rates or the implementation of new Taxes, which changes do not disproportionately affect Phase Forward and its Subsidiaries in any material respect; (5) any event to which Lincoln has

** Confidential Treatment Requested.

provided written consent hereunder; or (6) the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Phase Forward is acquiring Lincoln).

“Post-Closing Tax Period”:  See Exhibit 7.18.

“Pre-Closing Tax Period”:  See Exhibit 7.18.

“Proceeding” has the meaning set forth in Section 7.16.

“Pro Rata Share” means, (a) with respect to each share of Lincoln Common Stock or each Lincoln Right, the share of the Merger Consideration or each portion thereof allocable to such share of Lincoln Common Stock or Lincoln Right as set forth on the Merger Consideration Spreadsheet, and (b) with respect to each Lincoln Securityholder, such holder’s share of the Merger Consideration or each portion thereof as set forth on the Merger Consideration Spreadsheet.

“Publicly Available Software” has the meaning set forth in Section 7.9(g).

“Purchase Documents” means this Agreement and all other agreements, certificates, assignments, instruments or documents at any time executed and delivered by any Person pursuant to this Agreement.

“SEC” means the Unites States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Account” means the bank account designated by the Securityholder Representative into which Phase Forward or the Escrow Agent shall make all payments due hereunder to the Lincoln Securityholders or to the Securityholder Representative for further distribution to the Lincoln Securityholders.

“Securityholder Representative” means Lincoln SR, Inc. or any successor thereto appointed in accordance with the provisions of Section 14.3.

“Shareholder Approval” means the adoption and approval of this Agreement and the transactions contemplated hereby by the Lincoln Shareholders by written consent executed within two (2) business days after execution of this Agreement, and otherwise in accordance with the MBCA and the Articles of Organization and bylaws of Lincoln as then in effect.

“Software” or “software” means any computer programming code consisting of instructions or statements in a form readable by individuals (source code) or machines (object code), and related documentation and supporting materials therefor, in any form or medium, including electronic media.

“Special Limit Losses” has the meaning set forth in Section 13.3(a).

“Special Limit Losses Maximum Amount” has the meaning set forth in Section 13.3(b).

** Confidential Treatment Requested.

“Straddle Period”:  See Exhibit 7.18.

“Subsidiary” of any Person means a corporation, partnership or other entity of which more than 50% of the outstanding capital stock, partnership interests, other equity interests or ordinary voting power is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” and “Taxes”:  See Exhibit 7.18.

“Tax Authority”:  See Exhibit 7.18.

“Tax Claim” and “Tax Claims”:  See Exhibit 7.18.

“Tax Return” and “Tax Returns”:  See Exhibit 7.18.

“Transaction Fees” means all of Lincoln’s expenses and fees associated with or incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, all legal, investment banking and other professional fees and expenses and any similar professional fees paid or incurred in connection with any appraisal demand or Proceeding).

“Treasury Regulation” and “Treasury Regulations”:  See Exhibit 7.18.

“Working Capital Determination Materials” has the meaning set forth in Section 4.6(f).

“Working Capital Objection” has the meaning set forth in Section 4.6(f).

Note that additional capitalized terms used herein are defined elsewhere in this Agreement or in certain of the Exhibits to this Agreement, including Exhibits 7.15 (Labor), 7.18 (Tax Matters) and 7.19 (Benefits).

ARTICLE 2

TRANSACTIONS AND TERMS OF MERGER

2.1                                 Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Lincoln in accordance with and with the effect provided in the MBCA.  Lincoln shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and shall become a wholly owned subsidiary of Phase Forward and shall continue to be governed by the Laws of the Commonwealth of Massachusetts.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Phase Forward, Sub and Lincoln.  The parties to this Agreement intend that the Merger be treated for Tax purposes as the taxable purchase by Phase Forward of all of the outstanding shares of Lincoln Common Stock in exchange for the consideration described herein, pursuant to Section 1001 of the Code.

** Confidential Treatment Requested.

2.2                                 Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the second (2nd) business day after all conditions in Articles 9, 10 and 11 are satisfied or waived or at such other time as the parties, acting through their authorized officers, may mutually agree in writing.  The Closing shall be held at such location as may be mutually agreed upon by the parties.

2.3                                 Effective Time.  The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall have been duly filed with and become effective with the Secretary of State of the Commonwealth of Massachusetts (the “Effective Time”).  Subject to the terms and conditions of this Agreement, at the Closing the parties shall file the Articles of Merger with the Secretary of State for the Commonwealth of Massachusetts on the Closing Date.

ARTICLE 3

TERMS OF MERGER

3.1                                 Articles of Organization.  As of the Effective Time, the Articles of Organization of Lincoln shall be amended in a form reasonably acceptable to Phase Forward and Lincoln, and such Articles of Organization shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided herein or by the MBCA.

3.2                                 Bylaws.  The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

3.3                                 Directors and Officers.  The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.  The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 4

MERGER CONSIDERATION; MANNER OF CONVERTING SHARES; WORKING
CAPITAL ADJUSTMENTS; ESCROW; EARN-OUT

4.1                                 Merger Consideration.  The aggregate consideration to be paid in the Merger in exchange for the Lincoln Common Stock and the Lincoln Rights (the “Merger Consideration”) shall have an aggregate value equal to (1) the Base Consideration, plus (2) the amount of any Earnout payable in accordance with Section 4.8 of this Agreement.

4.2                                 Conversion of Shares.  Subject to the provisions of this Article 4, at the Effective Time, by virtue of the Merger and without any action on the part of Phase Forward, Lincoln, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)                                  Each share of Sub capital stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Surviving Corporation common stock.

** Confidential Treatment Requested.

(b)                                 Each share of Lincoln Common Stock, excluding shares held by Lincoln Shareholders who perfect their statutory appraisal rights as provided in Section 4.4, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive its Pro Rata Share of the Merger Consideration.

4.3                                 Conversion of Lincoln Rights.  Each Lincoln Right outstanding immediately prior to the Effective Time which is then exercisable and not previously exercised shall be exchanged for the right to receive its Pro Rata Share of the Merger Consideration in excess of the exercise price thereof and shall thereafter be deemed cancelled as of the Effective Time in accordance with the terms of the Lincoln Rights.  Any other Lincoln Rights that are then outstanding shall be cancelled and Lincoln shall take all actions necessary or appropriate so that, as of the Effective Time and as a result of the Merger, no Lincoln Rights are outstanding.  Lincoln represents and warrants that a complete list of the Lincoln Rights (including the number thereof that will be vested on the Closing Date, including pursuant to any acceleration provisions) and the aggregate exercise prices thereof are listed on the Merger Consideration Spreadsheet.  Lincoln and the Securityholder Representative shall cause to be deducted and withheld from the Merger Consideration otherwise payable to the holder of each such Lincoln Right pursuant to this Section 4.3 such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law.  Such withheld amounts shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the Lincoln Right in respect of which such deduction and withholding was made.

4.4                                 Dissenting Shareholders.

(a)                                  After the Consenting Shareholders execute and deliver to Lincoln the Merger Consent, which, when so executed and delivered, approves and adopts this Agreement and the Merger, Lincoln shall, within one business day thereafter, mail to all of the Lincoln Shareholders other than the Consenting Shareholders the notices required under Part 13 of the MBCA.

(b)                                 Any holder of shares of Lincoln Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Part 13 of the MBCA shall not receive consideration pursuant to Section 4.2, but shall instead be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of the MBCA; provided, that no such payment shall be made to any dissenting Lincoln Shareholder unless and until such dissenting Lincoln Shareholder has complied with the applicable provisions of the MBCA and surrendered to Lincoln the certificate or certificates representing the shares for which payment is being made.  In the event that a dissenting Lincoln Shareholder fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Phase Forward shall issue and deliver the Merger Consideration to which such holder of shares of Lincoln Common Stock is entitled under this Article 4 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Lincoln Common Stock held by such holder.

(c)                                  Within one day prior to the Effective Time, Lincoln shall give Phase Forward notice of any demands received by Lincoln through such date for appraisal of shares of Lincoln Common Stock held by dissenting Lincoln Shareholders.

** Confidential Treatment Requested.

Prior to Closing, Lincoln shall control all negotiations and proceedings with respect to such demands and from and after the Effective Time, the Securityholder Representative shall exercise such control, subject to Phase Forward’s reasonable review and approval with respect to such negotiations and proceedings, any such approval not to be unreasonably withheld or delayed.  Phase Forward shall promptly pay to any dissenting Lincoln Shareholder any and all amounts due and owing to such holder as a result of any settlement or final, non-appealable determination by a court of competent jurisdiction of the Commonwealth of Massachusetts with respect to such demands.  If, as a result of any such settlement or final, non-appealable determination by a court of competent jurisdiction of the Commonwealth of Massachusetts any Lincoln Shareholder is entitled to receive as payment for its Lincoln Common Stock an amount per share that exceeds the value of the Merger Consideration (valued in accordance with this Agreement) which such Lincoln Shareholder would have received in the Merger in accordance with the terms of this Agreement (the aggregate amount of such excess for all dissenting Lincoln Shareholders, the “Appraisal Reduction Amount”), then the Appraisal Reduction Amount shall be subject to the indemnification provisions of Section 13.

4.5                                 Escrow.    At the Closing, Phase Forward, the Securityholder Representative and Silicon Valley Bank (the “Escrow Agent”) shall enter into an escrow agreement, substantially in the form of Exhibit 4.5 hereto (the “Escrow Agreement”), pursuant to which Phase Forward shall deposit the Escrow Amount.

4.6                                 Working Capital Adjustment and Other Calculations.

(a)                                  Exhibit 4.6 contains (1) a consolidated balance sheet of Lincoln and its Subsidiaries as of June 30, 2005 prepared by Lincoln in good faith and in accordance with the principles, policies, estimates and procedures set forth in Exhibit 7.5 and (2) Lincoln’s good faith estimate as of the same date of the Net Working Capital of Lincoln.  The Net Working Capital of Lincoln identifies the amount of the Transaction Fees to be paid by Lincoln that will not be paid prior to the Effective Time.  In addition, Lincoln has identified the amount of the Transaction Fees and other liabilities of Lincoln, if any, that will be paid by the Lincoln Securityholders.

(b)                                 Within three days before the Closing Date, Lincoln will deliver to Phase Forward (1) a revised version of Exhibit 4.6 prepared by Lincoln in good faith and in accordance with the principles, policies, estimates and procedures set forth in Exhibit 7.5, reflecting an estimated consolidated balance sheet of Lincoln and its Subsidiaries as of the Effective Time and (2) Lincoln’s good faith estimate as of the Effective Time of the Net Working Capital of Lincoln (the “Estimated Net Working Capital”).  The Estimated Net Working Capital shall identify the amount of the Transaction Fees to be paid by Lincoln that will not be paid prior to the Effective Time.  In addition, Lincoln shall identify the amount of the Transaction Fees and other liabilities of Lincoln, if any, that will be paid by the Lincoln Securityholders.

(c)                                  If the Net Working Capital Target exceeds the Estimated Net Working Capital, then the Base Consideration will be reduced by an amount (the “Closing Adjustment”) equal to such excess (subject to later adjustment, if appropriate, in accordance with Section 4.6(e)).

** Confidential Treatment Requested.

(d)                                 Within 90 days after the Closing Date, Phase Forward, at its expense, shall prepare and deliver to the Securityholder Representative a copy of an unaudited consolidated balance sheet of Lincoln and its Subsidiaries as of the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with the principles, policies, estimates and procedures set forth in Exhibit 7.5 and shall include a schedule (the “Closing Schedule”) showing the difference, if any, between (i) the Net Working Capital Target and (ii) the actual amount of Net Working Capital reflected on the Closing Balance Sheet (the “Final Net Working Capital”).  The Final Net Working Capital reflected on the Closing Balance Sheet and the Closing Schedule delivered to the Securityholder Representative shall be conclusive and binding upon the parties unless objected to in accordance with Section 4.6(f).

(e)                                  If the amount equal to (1) the Final Net Working Capital (as finally determined pursuant to Section 4.6(d) or, if objected to, pursuant to Sections 4.6(f) and (g)) minus (2) the Net Working Capital Target, plus (3) the Closing Adjustment, if any, is:

(i)                                     less than zero, then Phase Forward shall be entitled to recoup in accordance with Section 13.4, against the Escrow Amount or any Earnout payable in accordance with Section 4.8 an amount in cash equal to such shortfall.

(ii)                                  greater than zero, then Phase Forward shall pay to the Securityholder Representative for further distribution to the Lincoln Securityholders an amount equal to such excess, such payment to be made within five (5) business days following such final determination.

(f)                                    The Final Net Working Capital reflected on the Closing Balance Sheet and the Closing Schedule delivered to the Securityholder Representative shall be conclusive and binding upon the parties unless the Securityholder Representative, within 20 days from the date of receipt of the Closing Balance Sheet and the Closing Schedule, delivers a written objection to Phase Forward specifying in reasonable detail the basis for the objection, and a computation of the Final Net Working Capital asserted by the Securityholder Representative (the “Working Capital Objection”).  The Securityholder Representative, and agents and representatives of the Securityholder Representative, shall at all times have a reasonable opportunity to review the working papers relating to the preparation of the Closing Balance Sheet and shall have reasonable access to employees or accountants of Phase Forward or the Surviving Corporation who prepared or assisted in the preparation of the Closing Balance Sheet.  Upon Phase Forward’s receipt of any Working Capital Objection, Phase Forward and the Securityholder Representative shall negotiate in good faith to resolve the Working Capital Objection, but if the Working Capital Objection cannot be resolved by such negotiation within 15 days after Phase Forward’s receipt of the Working Capital Objection, Phase Forward and the Securityholder Representative shall cause the Closing Balance Sheet, Closing Schedule, the Working Capital Objection, and all work papers related thereto (collectively, the “Working Capital Determination Materials”), to be submitted to Carlin, Charron & Rosen, LLP, or if such firm is unwilling or unable to serve hereunder, another mutually agreeable independent public auditing firm who does not then audit and has not within the past three years audited the financial statements of

** Confidential Treatment Requested.

Lincoln or Phase Forward and is not then and has not within the past three years provided other material services to Lincoln or Phase Forward (the “Accounting Expert”).

(g)                                 The Accounting Expert shall review the Working Capital Determination Materials and shall determine the Final Net Working Capital, which may not be outside the range of value defined by the Final Net Working Capital reflected on the Closing Balance Sheet and the Final Net Working Capital asserted in the Working Capital Objection.  The Accounting Expert shall notify the parties in writing of its determination within 30 days following the receipt of the Working Capital Determination Materials, which determination shall be final and conclusive.  No such determinations shall result in adjustments to any items not in dispute and no adjustments shall be greater than claimed in any dispute by the Securityholder Representative.  In acting hereunder, the Accounting Expert shall act as experts and not as arbiters.   Phase Forward shall be entitled to offset one-half of the fees and expenses of the Accounting Expert from the Escrow Amount.

4.7                                 Merger Consideration Spreadsheet.  At least three business days prior to the Closing Date, Lincoln shall deliver to Phase Forward the Merger Consideration Spreadsheet, which shall set forth the estimated Pro Rata Share of the Merger Consideration (including consideration to be issued after the Effective Time) that would be paid to each Lincoln Securityholder.  At Closing, Lincoln shall deliver to Phase Forward the Merger Consideration Spreadsheet setting forth the final calculation of the Pro Rata Share of each Lincoln Securityholder, which shall be subject to Phase Forward’s reasonable review and approval.  Notwithstanding such review and approval by Phase Forward, Lincoln shall be exclusively responsible and liable for all information contained in the Merger Consideration Spreadsheet.

4.8                                 Earnout.

(a)                                  As part of the Merger Consideration issued by Phase Forward in the Merger, in addition to the Base Consideration, Phase Forward shall make the following payment(s) (the “Earnout”) (but only to the extent such payments become due and payable in accordance with the terms below, computed in each case in accordance with Exhibit 4.8(a)) to the Securityholder Representative within 120 days following the applicable calendar year end for further distribution to the Lincoln Securityholders in accordance with Sections 4.2 and 4.3; provided that the aggregate Earnout payments that may become payable by Phase Forward under this Section 4.8 shall not exceed $6.0 million:

(i)  an amount equal to the product of (x) * multiplied by (y) 2005 Earnout Revenue, up to a maximum payment of $2.0 million; and

(ii)  an amount equal to the product of (x) * multiplied by (y) 2006 Earnout Revenue, up to a maximum payment of $4.0 million.

(b)                                 The parties acknowledge and agree that the contingent right to Earnout consideration payable under this Section 4.8 is an integral part of the Merger Consideration.

** Confidential Treatment Requested.

(c)                                  Notwithstanding any other provision herein, the contingent right to the Earnout payable under this Section 4.8 is not assignable or transferable, except by operation of law; provided, however, that nothing in this Section 4.8(c) shall prohibit or be deemed to prohibit any assignment or transfer of any interest in the contingent right to receive any portion of any Earnout payable hereunder by any Lincoln Securityholder to any other Lincoln Securityholder (provided written notice thereof is provided to Phase Forward).

(d)                                 During the Earnout Period, the business and operations of Lincoln shall be conducted in accordance with the provisions set forth in Exhibit 4.8(d).

(e)                                  On or before each of April 30, 2006 and April 30, 2007, Phase Forward, at its expense, shall prepare and deliver to the Securityholder Representative a report setting forth the determination of the Earnout payment due with respect to the prior calendar year (an “Earnout Report”), together with the Earnout payment shown to be due thereon.  Each Earnout Report shall be computed in accordance with Exhibit 4.8(a). The Earnout Report delivered to the Securityholder Representative shall be conclusive and binding upon the parties unless the Securityholder Representative, within 30 days from the date of receipt of the Earnout Report, delivers a written objection to Phase Forward specifying in reasonable detail the basis for the objection, and a computation of the Earnout payment asserted by the Securityholder Representative (an “Earnout Objection”).  The Securityholder Representative, and agents and representatives of the Securityholder Representative, shall upon two (2) business days’ advance notice, have a reasonable opportunity to review the working papers relating to the preparation of any Earnout Report and shall have reasonable access to employees or accountants of Phase Forward or the Surviving Corporation who prepared or assisted in the preparation of any Earnout Report.  Upon Phase Forward’s receipt of any Earnout Objection, Phase Forward and the Securityholder Representative shall negotiate in good faith to resolve the Earnout Objection, but if the Earnout Objection cannot be resolved by such negotiation within 15 days after Phase Forward’s receipt of the Earnout Objection, Phase Forward and the Securityholder Representative shall cause the Earnout Report, the Earnout Objection, and all work papers related thereto (collectively, the “Earnout Determination Materials”), to be submitted to the Accounting Expert.  Phase Forward shall immediately pay to the Securityholder Representative any amount which is no longer in dispute following such 15 day period.

(f)                                    The Accounting Expert shall review the Earnout Determination Materials and shall determine the Earnout payment to be made with respect to the calendar year which is the subject of such Earnout Report, which may not be outside the range of value defined by the Earnout payment reflected on the Earnout Report and the Earnout payment asserted in the Earnout Objection.  The Accounting Expert shall notify the parties in writing of its determination within 30 days following the receipt of the Earnout Determination Materials, which determination shall be final and conclusive. No such determinations shall result in adjustments to any items not in dispute and no adjustments shall be greater than claimed in any dispute by the Securityholder Representative.  In acting hereunder, the Accounting Expert shall act as experts and not as arbiters.  Phase Forward shall be entitled to offset one-half of the fees and expenses of the Accounting Expert from the Earnout payment which is the subject of the Earnout Report, or from the Escrow Amount.

** Confidential Treatment Requested.

ARTICLE 5

EXCHANGE OF SHARES

5.1                                 Exchange Procedures.

(a)                                  At the Closing, Lincoln shall deliver (i) a certificate or certificates which represented shares of Lincoln Common Stock immediately prior to the Effective Time (the “Certificates”) held by the Lincoln Shareholders (other than shares as to which statutory appraisal rights have been perfected as provided in Section 4.4) and (ii) a letter of transmittal substantially in the form attached hereto as Exhibit 5.1 (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to Phase Forward) duly executed by each such Lincoln Shareholder.

(b)                                 At the Closing, Phase Forward will pay to the Securityholder Representative for further distribution to the Lincoln Securityholders in accordance with Sections 4.2 and 4.3, the amount of the Closing Date Consideration.  The Securityholder Representative shall not deliver the consideration to which any former holder of Lincoln Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 5.1.

(c)                                  The Certificate or Certificates of Lincoln Common Stock delivered to Phase Forward shall be duly endorsed as Phase Forward may reasonably require.  If any Certificate shall have been lost, stolen, mislaid or destroyed, the holder thereof shall deliver in lieu thereof (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such indemnity as Phase Forward may reasonably require and (iii) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof.

(e)                                  Each of Phase Forward and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to the Securityholder Representative or any holder of shares of Lincoln Common Stock or Lincoln Rights such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, provided, however, that concurrently with such deduction and withholding Phase Forward and the Surviving Corporation shall pay all amounts so deducted or withheld to the appropriate Tax Authority.  Any amounts so withheld shall be subject to the reasonable review and approval of the Securityholder Representative.  To the extent that any amounts are so withheld by Phase Forward and the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Phase Forward or the Surviving Corporation, as the case may be.

5.2                                 Rights of Former Lincoln Shareholders.  Until surrendered for exchange in accordance with the provisions of Section 5.1, each Certificate theretofore representing shares of Lincoln Common Stock (other than shares as to which statutory appraisal rights have been perfected as provided in Section 4.4) shall from and after the

** Confidential Treatment Requested.

Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 4.2 in exchange therefor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PHASE FORWARD

Phase Forward represents and warrants to Lincoln as of the date hereof that:

6.1                                 Organization.  Phase Forward is a corporation duly organized, validly existing and in good standing under Delaware law.  Sub is a corporation duly organized, validly existing and in good standing under Massachusetts law.  Phase Forward has heretofore delivered to Lincoln true and complete copies of the articles of organization and bylaws of Sub as currently in effect.  Sub is not in violation of any provisions of such documents, nor is Phase Forward in violation of its Certificate of Incorporation or bylaws as currently in effect.  At or prior to the Effective Time, Sub shall not have conducted any business and shall not have any material Assets or Liabilities.

6.2                                 Authority; Enforceability; No Violation.  Each of Phase Forward and Sub has the corporate power, capacity and authority to execute, deliver and perform its obligations under all Purchase Documents to which it is a party.  Execution, delivery and performance by each of Phase Forward and Sub of all Purchase Documents to which it is a party have been authorized by all necessary corporate action on the part of Phase Forward and Sub.  All such Purchase Documents constitute legal, valid and binding obligations of Phase Forward and Sub, each enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (collectively, the “Enforceability Exceptions”).  Execution, delivery and performance by each of Phase Forward and Sub of each of the Purchase Documents, and consummation of transactions contemplated by this Agreement, including the Merger, do not conflict with any of Phase Forward’s or Sub’s Certificate of Incorporation or Articles of Organization or bylaws, violate any Law, or breach any Contract to which Phase Forward or Sub is a party or by which the Assets of Phase Forward or Sub are bound.

6.3                                 Governmental Consents/Filings.  Other than the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, no Consent of or filing with any Governmental Authority is required in connection with execution, delivery or performance of this Agreement by Phase Forward or Sub or the consummation of the transaction contemplated by this Agreement, including the Merger.

6.4                                 Brokers and Finders.  Neither Phase Forward nor Sub, nor any of their respective officers, directors, employees or other Affiliates, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF LINCOLN

Lincoln represents and warrants to Phase Forward as of the date hereof that:

** Confidential Treatment Requested.

7.1                                 Organization; Capitalization.

(a)                                  Lincoln is a corporation duly organized, validly existing and in good corporate standing under Massachusetts Law.  Each of Lincoln’s Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation.  Lincoln and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other business entity in all jurisdictions listed on Schedule 7.1, which are all of the jurisdictions where Lincoln and each of its Subsidiaries is required to be qualified, except where the failure to so qualify would not result in a Lincoln Material Adverse Effect.  Lincoln has delivered a complete and correct copy of the articles of organization and bylaws and other charter and organizational documents of Lincoln and each of its Subsidiaries and neither Lincoln nor any of its Subsidiaries is in violation of any provisions of such documents.  The minute books of Lincoln and each of its Subsidiaries contain complete and correct records of all actions of the Board of Directors (or other governing body) and Shareholders (or other equity holders) of Lincoln and each of its Subsidiaries since its respective formation date.  Lincoln’s stock transfer ledger accurately reflects record ownership of all capital stock of Lincoln.  Complete and accurate copies of such minute books and stock transfer ledger have been provided or made available to Phase Forward.

(b)                                 Except as set forth on Schedule 7.1(b), Lincoln has not had, and does not have, any Subsidiaries, and, has not owned, and does not own, directly or indirectly, of record or beneficially, any equity or voting interest in any other Person.    Neither Lincoln nor any of its Subsidiaries has ever engaged in any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

(c)                                  The authorized capital stock of Lincoln consists of 1,500,000 shares of common stock, par value $0.01 per share, of which 740,750 shares are issued and outstanding as of the date hereof.  All issued and outstanding shares of capital stock of Lincoln are duly authorized, validly issued, fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and in compliance with all applicable securities Laws.  Except as set forth on Schedule 7.1(c), there are no other shares of capital stock or Lincoln Rights outstanding and Lincoln is not obligated to issue additional shares of its capital stock or any Lincoln Rights.  Except as set forth on Schedule 7.1(c), no Person has rights to demand or participate in registration of shares of capital stock of Lincoln under the Securities Act of 1933, as amended.  No capital stock of Lincoln has been issued in violation of any preemptive rights of the current or past Lincoln Securityholders.

(d)                                 The authorized and outstanding equity interests in each of Lincoln’s Subsidiaries are as set forth on Schedule 7.1(d).  All of such outstanding equity interests are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth on Schedule 7.1(d), there are no other equity interests or securities convertible into or exercisable for equity interests in any Subsidiary of Lincoln.

** Confidential Treatment Requested.

7.2                                 Authority; Enforceability; No Violation.

(a)                                  Lincoln has the corporate power, capacity and authority to execute, deliver and, subject to the adoption and approval of this Agreement and the Merger by the Lincoln Shareholders, perform its obligations under all Purchase Documents to which it is a party. Execution, delivery and performance by Lincoln of all Purchase Documents to which it is a party have been authorized by all necessary corporate action, subject to the adoption and approval of this Agreement and the Merger by the Lincoln Shareholders.  As of the Closing Date, the Purchase Documents to which Lincoln is a party will have been duly executed and delivered by Lincoln and constitute legal, valid and binding obligations of Lincoln, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)                                 Execution, delivery and, subject to the adoption and approval of this Agreement and the Merger by the Lincoln Shareholders, performance by Lincoln of each of the Purchase Documents to which it is a party, and consummation of transactions contemplated by this Agreement, including the Merger, do not (i) conflict with Lincoln’s articles of organization or bylaws, or the charter or other organizational documents of any Lincoln Subsidiary, (ii) violate any Law, or (iii) except as described on Schedule 7.2, breach or give rise to any right (whether subject to notice or lapse of time or both) of acceleration, termination, cancellation, Consent, imposition of fees or penalties under any material Contract or Permit to which Lincoln or any of its Subsidiaries is a party or by which Lincoln’s or any of its Subsidiaries’ Assets are bound.

(c)                                  The Board of Directors, at a meeting duly noticed and convened, has unanimously adopted resolutions approving and adopting this Agreement and the other Purchase Documents and declared this Agreement advisable.  These resolutions have not been amended, rescinded or repealed.  The Board of Directors has recommended to the Lincoln Shareholders that they vote to approve and adopt this Agreement and the Merger.

7.3                                 Governmental Consents/Filings.  Other than the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, no Consent of or filing with any Governmental Authority is required in connection with execution, delivery and performance of this Agreement by Lincoln or the consummation of the transactions contemplated by this Agreement, including the Merger.

7.4                                 Ownership and Sufficiency of Assets.  Except as set forth on Schedule 7.4, Lincoln and each Subsidiary thereof owns all of its Assets free and clear of Liens other than Permitted Liens. All tangible Assets of Lincoln and its Subsidiaries are in good operating condition, subject to normal wear and tear.  The Assets of Lincoln and its Subsidiaries include all Assets required to operate the business of Lincoln and its Subsidiaries as presently conducted.  All Assets that are material to the business of Lincoln and its Subsidiaries held under leases, subleases or licenses by Lincoln and its Subsidiaries are held under valid Contracts enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.  To the Knowledge of Lincoln, the other parties to such Contracts are not in breach of their obligations thereunder.

** Confidential Treatment Requested.

7.5                                 Financial Information.

(a)                                  The Lincoln Financial Statements, complete and correct copies of which are attached as Schedule 7.5, except as set forth in Schedule 7.5(a), (i) were prepared in accordance with the principles, policies, estimates and procedures described on Exhibit 7.5 applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Lincoln Financial Statements), (ii) were prepared in accordance with the books and records of Lincoln and its Subsidiaries, and (iii) present fairly in all material respects the consolidated financial position of Lincoln and its Subsidiaries as of the dates indicated and the results of operations and cash flows of Lincoln and its Subsidiaries for the periods presented; provided that the Interim Financial Statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which are not expected to be material in amount or effect.  Lincoln has not received advice from its certified public accountants that Lincoln or any of its Subsidiaries has used any improper accounting practice.  The books and records of Lincoln and its Subsidiaries are true and correct in all material respects, have been maintained in accordance with good business practice, and accurately and fairly reflect, in reasonable detail and in all material respects, transactions, Assets and Liabilities of Lincoln and its Subsidiaries.  The financial projections included in Schedule 7.5(a) have been prepared in good faith and are based upon reasonable assumptions.

(b)                                 The accounts receivable of Lincoln and its Subsidiaries as set forth on the most recent balance sheet included in the Lincoln Financial Statements or arising since the date thereof are valid and genuine; and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business.  The allowance for bad debt on the most recent balance sheet included in the Interim Financial Statements has been determined in accordance with the principles, policies, estimates and procedures set forth in Exhibit 7.5, consistently applied.

(c)                                  Lincoln and its Subsidiaries have designed and maintain such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the consolidated financial statements of Lincoln and its Subsidiaries, including controls and procedures that provide reasonable assurance that (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Lincoln and its Subsidiaries and to maintain accountability for Assets and Liabilities of Lincoln and its Subsidiaries; (iv) access to the Assets of Lincoln and its Subsidiaries is permitted only in accordance with management’s authorization; (v) the reporting of the Assets and Liabilities of Lincoln and its Subsidiaries is compared with the existing Assets and Liabilities of Lincoln and its Subsidiaries at regular intervals; and (vi) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

7.6                                 Absence of Undisclosed Liabilities.  Lincoln and its Subsidiaries have no material Liabilities except: (a) Liabilities reflected or reserved against in the most recent balance sheet included in the Interim Financial Statements that remain unpaid in the

** Confidential Treatment Requested.

Ordinary Course of Business; and (b) Liabilities incurred since the date of the Interim Financial Statements in the Ordinary Course of Business and disclosed on Schedule 7.6.

7.7                                 No Material Adverse Effect.  Since the date of the Interim Financial Statements and through the date hereof, there has not been any Lincoln Material Adverse Effect.

7.8                                 Contracts.

(a)                                  Schedule 7.8(a) lists the following Contracts to which Lincoln or any of its Subsidiaries is a party or by which any of their Assets are bound that are not listed on Schedules 7.9(b), 7.10, 7.11(b), 7.14 or 7.19 and under which there are ongoing material executory obligations by a party thereto: (i) Contracts not entered into in the Ordinary Course of Business; (ii) Contracts with employees (other than Contracts that apply generally to all employees); (iii) Contracts with service providers to perform services for Persons for whom Lincoln has a Contract to perform such services; (iv) Contracts restricting Lincoln from engaging or competing in any manner or geographic area or in any business, or that prohibit Lincoln from soliciting certain Persons as customers or employees, or requiring Lincoln to keep information confidential (other than nondisclosure agreements, customary in form and scope, entered into in the Ordinary Course of Business and which do not contain the other restrictions described in subparagraph (v)), or limiting Lincoln’s freedom to operate, own, sell, transfer or otherwise dispose of or encumber Assets; (v) Contracts between Lincoln and any Lincoln Securityholder, officer, director or Affiliate thereof (other than ordinary course employee benefits, compensation and plans that apply generally to all officers or directors); (vi) Contracts constituting joint ventures or partnerships; (vii) powers of attorney or any other similar grants of authority; (viii) Contracts regarding capital stock or other equity or voting interests of Lincoln or any of its Subsidiaries, including any shareholder agreement, voting or voting trust agreement or proxy; (ix) material distribution or marketing Contracts; and (x) Contracts that accounted for, or otherwise related to, more than 5% of either revenues or expenses of Lincoln and its Subsidiaries for the 6 months ended June 30, 2005.  Except as set forth in Schedule 7.8(a), no party to any such Contract listed on Schedule 7.8(a), 7.9(b), 7.10, 7.11(b) or 7.14 has indicated (i) they seek to terminate or otherwise materially modify their relationship or Contract with Lincoln or any of its Subsidiaries or to materially reduce services, content, products or payments they obtain, provide or make to Lincoln or any of its Subsidiaries or (ii) to audit Lincoln’s financial or business records in connection with any such Contract.

(b)                                 Schedule 7.8(b) lists each outstanding Contract by Lincoln or any of its Subsidiaries for capital expenditures (including fixed assets and purchase software) in excess of $10,000 individually. The aggregate capital expenditures under all other outstanding Contracts by Lincoln or any of its Subsidiaries for capital expenditures do not exceed $50,000 in the aggregate.

7.9                                 Intellectual Property.

(a)                                  All Intellectual Property necessary to conduct the Ordinary Course of Business of Lincoln and its Subsidiaries is either (i) Lincoln Intellectual Property

** Confidential Treatment Requested.

owned by Lincoln or its Subsidiaries or (ii) Lincoln Intellectual Property licensed by Lincoln or its Subsidiaries under a license providing all rights necessary for Lincoln and its Subsidiaries to conduct their Ordinary Course of Business and all such Lincoln Intellectual Property is free and clear of all Liens, other than for Permitted Liens.  Schedule 7.9(a) lists all pending or abandoned applications for registration of any Lincoln Intellectual Property and all active or abandoned registrations for Lincoln Intellectual Property in all jurisdictions worldwide. Schedule 7.9(a) also lists all trademarks, service marks and any other marks owned or used by Lincoln or its Subsidiaries, and whether Lincoln or its Subsidiaries have registered such marks or rely on common law rights to such marks.  No compensation or other consideration is owed to or claimed to be owed to any third-party by Lincoln due to Lincoln’s ownership, license (as licensor or licensee) or use (directly or indirectly via another party) of Lincoln Intellectual Property.

(b)                                 Schedule 7.9(b) lists each material Contract that relates to Lincoln Intellectual Property that evidences (i) Liens (other than Permitted Liens) upon such Lincoln Intellectual Property, (ii) the assignment, license or other transfer of rights to Lincoln Intellectual Property by a third party to Lincoln or any of its Subsidiaries, (iii) assignment, license or other transfer of rights to Lincoln Intellectual Property by Lincoln or any of its Subsidiaries to a third party (other than end-user licenses granted by Lincoln or any of its Subsidiaries in the Ordinary Course of Business), or (iv) royalties or other payments that are payable by Lincoln or any of its Subsidiaries. The Contracts identified in or attached to Schedule 7.9(b) are in full force and effect and Lincoln has no Knowledge of any existing defaults or events of default under those Contracts by either Lincoln or any third parties to such Contracts.

(c)                                  All Lincoln Intellectual Property owned by Lincoln or any of its Subsidiaries has been (i) developed by employees of Lincoln or a Subsidiary thereof, (ii) developed by independent contractors to Lincoln or a Subsidiary thereof, (iii) acquired from a third party under a Contract listed on Schedule 7.9(b) and/or (iv) created as works made for hire.  Every current and former officer, director, consultant, independent contractor and employee of Lincoln is obligated by a Contract that assigns to Lincoln or a Subsidiary thereof all of their interests in Lincoln Intellectual Property and to keep confidential all trade secrets and other proprietary information of Lincoln, its Subsidiaries and its customers.  To the Knowledge of Lincoln, no such Person is in breach of his or her obligations under such Contracts, and no such Person is party to any conflicting Contract, including any Contract that restricts them from engaging in activities for Lincoln or a Subsidiary thereof.

(d)                                 All computer software products owned by Lincoln or a Subsidiary thereof included in Lincoln Intellectual Property (“Lincoln-Owned Software”) are listed on Schedule 7.9(d).  Lincoln-Owned Software is original and Lincoln has all rights under Law to claim copyright protection in respect thereof.  Lincoln or a Subsidiary thereof owns all Lincoln-Owned Software free and clear of Liens other than Permitted Liens and Liens pursuant to Contracts set forth in Schedule 7.9(b).  Lincoln has delivered to Phase Forward complete and correct copies of all user and technical documentation for Lincoln-Owned Software.  Lincoln possesses complete copies of all current versions of the source code of Lincoln-Owned Software and, except as set forth on Schedule 7.9(d), Lincoln has not placed any Lincoln-Owned Software into escrow.  Lincoln and its Subsidiaries have taken commercially reasonable measures to protect the confidential

** Confidential Treatment Requested.

and proprietary nature of Lincoln-Owned Software and all related Intellectual Property.  Except as disclosed on Schedule 7.9(a), there have been no patents applied for and no copyrights registered by Lincoln or any Subsidiary for any Lincoln-Owned Software or related Lincoln Intellectual Property.

(e)                                  Except as set forth on Schedule 7.9(e), no Lincoln Intellectual Property or use of Lincoln Intellectual Property in the Ordinary Course of Business infringes upon, misappropriates or otherwise violates rights of any third party.  No Person has asserted, in writing or otherwise, any such claim.  Lincoln does not have Knowledge of any infringement or misappropriation by any third party of Lincoln Intellectual Property.  Lincoln has taken all measures that are commercially reasonable as compared to the commercial practices for companies of the same financial size of Lincoln within the industry in which Lincoln and its Subsidiaries operate to enforce, maintain and protect its rights and, to the extent obligated to do so, rights of others, in Lincoln Intellectual Property.

(f)                                    Except as set forth in Schedule 7.9(f), Lincoln and its Subsidiaries have not (except in the Ordinary Course of Business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than Phase Forward any of its know-how, confidential information or trade secrets (including, but not limited to, source code for Lincoln-Owned Software).  All Persons listed in Schedule 7.9(f) are parties to Contracts with Lincoln or a Subsidiary thereof under which such Person have agreed to keep confidential all know-how, confidential information or trade secrets of Lincoln and its Subsidiaries that has been disclosed to them. To the Knowledge of Lincoln, no such Person is in breach of his obligations under such Contracts.

(g)                                 Except as set forth in Schedule 7.9(g), no Lincoln-Owned Software, other Lincoln product or Lincoln Intellectual Property (i) is, (ii) contains (whether in their source code or object code form), (iii) is derived from (in whole or in part), (iv) is distributed in connection with, (v) requires for use or operation, (vi) links to, or (vii) is otherwise intended for use with any Publicly Available Software (as defined below).  As used in this Agreement, “Publicly Available Software” shall mean any software that contains (whether in the source code or object code), is derived from (in whole or in part), is distributed in connection with, requires for use or operation, links to, or is otherwise intended for use with any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, or that requires as a condition of use, modification and/or distribution of such software that such software or other software distributed with such software (i) be disclosed or distributed in source code form, (ii) the right for any licensee to prepare derivative works therefrom, or (iii) be redistributable at no charge.  Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any version of the following: (i) GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) The Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) the MIT License; (ix) the Apache License; (x) the Common Public License; (xi) the Open Software License; or (xii) the Academic Free License.  Except as set forth in Schedule 7.9(g), Lincoln is in compliance with its license obligations for all Publicly Available Software set forth in Schedule 7.9(g),

** Confidential Treatment Requested.

and none of the Publicly Available Software used by Lincoln or included in or distributed with Lincoln’s products has been used in any manner that obligates Lincoln to distribute any of Lincoln’s proprietary software as Publicly Available Software or to deliver source code that is Lincoln’s Intellectual Property to any third party.

7.10                           Personal Property Leases.  Schedule 7.10 lists all material leases of any personal property by Lincoln or any Subsidiary thereof.

7.11                           Real Property.

(a)                                  Neither Lincoln nor any Subsidiary thereof owns, or has ever owned, any real property.

(b)                                 Schedule 7.11(b) lists each lease by Lincoln and its Subsidiaries of any real property (“Leased Real Property”).  The leasehold interests of Lincoln and its Subsidiaries in Leased Real Property are free and clear of Liens other than Permitted Liens.  To the Knowledge of Lincoln, (i) all improvements on Leased Real Property conform to applicable Laws in all material respects and (ii) Leased Real Property is zoned for its present use.  Lincoln has not received notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting Leased Real Property in any material respect.

7.12                           Contract Copies, Status.  Lincoln has delivered or made available to Phase Forward complete and correct copies of all Contracts listed on Schedules 7.8(a), 7.9(b), 7.10, 7.11(b), 7.14 or 7.19 (or, if oral, a description thereof).  All such Contracts are valid and in full force and effect, and are enforceable in accordance with their terms, subject to the Enforceability Exceptions.  There are no existing breaches of any such Contracts by (i) Lincoln, or (ii) to Lincoln’s Knowledge, any other Person party thereto, which breach could have a Lincoln Material Adverse Effect.  Except as set forth on Schedule 7.12, there exists no actual or, to the Knowledge of Lincoln, threatened, termination, cancellation, non-renewal or limitation of, or amendment, modification or change to, any such Contracts.

7.13                           Permits.   Schedule 7.13 lists all material Permits of Lincoln and its Subsidiaries.  All such Permits are valid and in full force and effect.  Such Permits are the only material Permits required for operation of the business of Lincoln and its Subsidiaries, including occupancy and operation of Leased Real Property.  Lincoln and its Subsidiaries and their respective operations are in compliance with all such Permits of Lincoln in all material respects.

7.14                           Insurance.   All Assets and operations of Lincoln and its Subsidiaries of an insurable nature are insured by Lincoln in such amounts and against such risks as are required by any Law or Contract.  Schedule 7.14 lists all Lincoln insurance policies and indicates for each policy the insurer, policy type, risks covered, premiums, term, policy number, amounts of coverage and deductibles, and outstanding claims.  Since the last renewal of its insurance policies, Lincoln has not been received written denial of renewal of any insurance coverage.

** Confidential Treatment Requested.

7.15                           Labor Matters.   Section 1 of Exhibit 7.15 is by this reference incorporated into this Section 7.15 as if set forth in this Section 7.15.

7.16                           Litigation.  Except as listed and described on Schedule 7.16: (a) there are no pending or, to the Knowledge of Lincoln, threatened, Proceedings against Lincoln or any Subsidiary thereof or that could result in a Lincoln Material Adverse Effect; (b) to the Knowledge of Lincoln, no such Proceedings are threatened; (c) neither Lincoln nor any Subsidiary thereof is a plaintiff in any Proceedings; and (d) there are no outstanding administrative decisions, awards, binding arbitrations, decrees, injunctions, judgments, orders, consent decrees, settlement agreements, quasi-judicial decisions, rulings, writs to which Lincoln or any Subsidiary thereof is named or, to the Knowledge of Lincoln, that are binding on Assets or capital stock of Lincoln or any Subsidiary thereof.  “Proceedings” means any claim, action, arbitration, litigation, suit, audit, request for information, hearing, investigation, charges or complaint, including Labor Proceedings, whether civil, criminal, administrative, investigative or informal, commenced, brought, conducted or heard by or before any Governmental Authority.  “Labor Proceedings” means any unfair labor practice charges, charges to EEOC or any state or local employment practice agency, investigations, complaints or other proceedings regarding compliance with any wage, benefit, holiday, hour, safety or health Laws, audits by the Office of Federal Contract Compliance Programs, or investigations, complaints or other proceedings regarding sexual harassment claims or claims regarding any other form of unlawful harassment, discrimination or retaliation.

7.17                           Compliance with Laws.  Lincoln and each of its Subsidiaries are in compliance in all material respects with all applicable Laws.

7.18                           Tax Matters.  Section 2 of Exhibit 7.18 is by this reference incorporated into this Section 7.18 as if set forth in this Section 7.18.

7.19                           Employee Benefits.  Section 2 of Exhibit 7.19 is by this reference incorporated into this Section 7.19 as if set forth in this Section 7.19.

7.20                           Environmental Matters.  The operations of Lincoln and each of its Subsidiaries comply in all material respects with all Environmental Laws.  No Hazardous Materials have been discharged, disposed of or otherwise released by Lincoln or any of its Subsidiaries on Leased Real Property.  Lincoln and its Subsidiaries do not possess environmental audits or investigation reports of Leased Real Property. “Environmental Laws” means Laws designed to minimize, prevent, punish or remedy consequences of actions or omissions that damage or threaten the environment or public health, including without limitation the release, creation, storage, transport and disposal of Hazardous Materials.  “Hazardous Materials” means any waste or other substance designated as hazardous, radioactive or toxic, or as a pollutant or contaminant, under any Environmental Law.

7.21                           Advisor Fees.  Except as set forth on Schedule 7.21, neither Lincoln nor any of its Subsidiaries has incurred any Liability to any banker, broker, finder or agent in connection with the transactions contemplated by this Agreement.

7.22                           Absence of Changes.  Since the date of the Interim Financial Statements and through the date hereof, except as set forth in Schedule 7.22, (i) Lincoln and its

** Confidential Treatment Requested.

Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) without limiting the generality of the foregoing clause neither Lincoln nor any of its Subsidiaries has: (a) incurred any material Liabilities except those described in Sections 7.6(a) and (b) or increased any bad debt, contingency, or other reserve, other than in the Ordinary Course of Business; (b) created or permitted the creation of any Lien on any Asset of Lincoln or any of its Subsidiaries (other than a Permitted Lien), or paid, discharged, or satisfied any Lien or Liability other than creation, payment, discharge, or satisfaction thereof in the Ordinary Course of Business; (c) written down or written up the value of any inventory, determined as collectible any receivable previously considered uncollectible, or written off as uncollectible any receivable; (d) failed to pay any payable or collect any receivable; (e) cancelled any debts or waived any claims or rights; (f) incurred any Indebtedness; (g) paid or loaned any amount to, sold, transferred or leased any Asset to, purchased, leased, licensed or otherwise acquired any Asset from, or entered into any Contract with (i) any Lincoln Securityholder, officer, employee, or director of Lincoln or any of its Subsidiaries, (other than travel and expense advances in the Ordinary Course of Business), or (ii) any Affiliate of Lincoln or any partner, securityholder, officer or director of any such Affiliate (other than travel and expense advances in the Ordinary Course of Business); (h) repurchased, redeemed or otherwise acquired or exchanged, directly or indirectly, or issued, any shares of its capital stock or any Lincoln Rights, or declared, set aside, paid or made any distribution in respect of any shares of its capital stock; (i) entered into any collective bargaining or labor Contract, or experienced any organized slowdown, work interruption, strike or work stoppage; (j) purchased or acquired any material Assets or services, or sold, transferred, licensed or otherwise disposed of any Assets or services, except in the Ordinary Course of Business; (k) granted or incurred any obligation for any increase in compensation of any director, officer, employee or independent contractor (including any increase, bonus, incentive or similar payment pursuant to any bonus, incentive compensation, change in control, pension, profit-sharing, retirement, or other Benefit Plan or commitment); (l) entered into or amended any employment or severance Contract with any employee or independent contractor; (m) amended, modified or supplemented its articles of organization or terminated, modified or amended any of its bylaws or enacted any new bylaws; (n) failed to use reasonable commercial efforts to keep available the services of officers, key employees and key contractors of Lincoln and preserve the goodwill and patronage of Lincoln’s customers, suppliers and other business relations; (o) made any material change in any method of accounting or accounting principle, practice, or policy; (p) suffered any material casualty loss or damage (whether or not insured against); (q) made or agreed to make any charitable contributions, or incurred or agreed to incur any non-business expenses; (r) taken (or omitted to take) any other material action neither in the Ordinary Course of Business nor provided for in this Agreement or any other Purchase Document; or (s) entered into any Contract to take any action set forth in this Section 7.22 and not otherwise permitted by this Agreement or any other Purchase Document.

7.23                           Privacy of Individually Identifiable Personal Information.  To the Knowledge of Lincoln, Lincoln’s collection and use of individually identifiable personal information complies in all material respects with Lincoln’s privacy policy, any Contract relating to privacy and all applicable state, federal and foreign privacy Laws.

7.24                           Loans to Insiders.  Since the date of the Interim Financial Statements, other than travel advances in the Ordinary Course of Business, neither Lincoln nor any

** Confidential Treatment Requested.

Subsidiary thereof has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director or officer of Lincoln or any Subsidiary thereof and there are currently no outstanding loans or extensions of credit to any director or officer of Lincoln or any Subsidiary thereof.

7.25                           Investment Company Status.  Neither Lincoln nor any Subsidiary thereof is or has been at any time, nor is Lincoln or any Subsidiary thereof controlled by (or has ever been controlled by) any Person who is (or was at such time), an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.  As of the Effective Time, neither Lincoln nor any Subsidiary thereof will be an investment company or will be controlled by a Person who is an investment company.

7.26                           State Takeover Laws.  Lincoln is not subject to any “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover Laws, including Chapter 110C of the Massachusetts General Laws.

7.27                           Statements True and Correct.  No representation, warranty or disclosure made by Lincoln in any Purchase Document contains any untrue statement of material fact or omits to state any material fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

ARTICLE 8

CERTAIN COVENANTS

8.1                                 Conduct of Business.  From the date hereof to the Closing Date, except as otherwise required by the Purchase Documents, Lincoln covenants that it shall: (a) operate its business and its Subsidiaries’ businesses only in the Ordinary Course of Business; (b) use its commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights; (c) except as required by Law, take no action that could materially and adversely affect the ability of the parties to consummate the Merger (including affecting the ability of any party to obtain any Consent required to consummate the Merger); and (d) not take any action, or omit to take any action, which constitutes or would result in any change or event listed in Section 7.22.

8.2                                 Access and Information; Confidentiality.

(a)                                  From the date hereof to the Closing Date, provided such activities do not unreasonably interfere with the conduct of Lincoln’s business:  Lincoln shall afford to Phase Forward, its lenders, counsel, accountants and other advisors, access during normal business hours upon reasonable prior notice to offices, Assets, books and records, Contracts, employees, vendors and customers of Lincoln and its Subsidiaries, and shall furnish all information concerning Lincoln and its Subsidiaries as may be reasonably requested and permit Phase Forward and such other Persons to conduct any reasonable investigation related to the transactions contemplated hereby.  No investigation by Phase Forward shall affect its ability to rely on Lincoln’s representations and warranties in this Agreement.  Between the date hereof and the Effective Time, Lincoln shall permit Phase Forward’s representatives and senior officers to meet with the officers and other relevant employees of Lincoln to discuss such matters as Phase Forward may deem reasonably necessary or appropriate for Phase Forward to satisfy its

** Confidential Treatment Requested.

obligations under applicable Law (including the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder).

(b)                                 The terms of the Confidentiality Agreement, to the extent not inconsistent with the terms of this Agreement, are hereby incorporated herein; provided, however, that nothing in this Section 8.2(b) or the Confidentiality Agreement shall be deemed to prohibit Phase Forward or Lincoln from making any disclosure to the extent which its respective counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law or in order to fulfill any covenant or obligation pursuant to this Agreement.  Lincoln hereby acknowledges and agrees that upon execution of this Agreement Phase Forward may be required to issue a public release and make certain filings required under the Exchange Act and other applicable securities Laws with respect to this Agreement and the Merger, provided that, to the extent practicable, Phase Forward shall make such release or filings available to Lincoln and its counsel for their reasonable review prior to such public release or filing, which release or filing shall include such disclosure as Phase Forward’s counsel deems necessary or advisable in order to satisfy Phase Forward’s securities Law disclosure obligations.

8.3                                 Notification of Changes.

(a)                                  From the date hereof to the Closing Date, Lincoln shall: (i) promptly disclose in writing to Phase Forward (to the extent Lincoln has Knowledge thereof) (1) any Lincoln Material Adverse Effect, (2) institution of or threat of institution of legal, administrative or other Proceedings against Lincoln or any of its Subsidiaries, or (3) any breach of this Agreement by Lincoln; and (ii) otherwise promptly supplement or amend the Schedules to disclose any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth in the Schedules.  Disclosures described in this Section 8.3(a) are not deemed to be disclosed as of the date of this Agreement or the Closing Date and are not given effect for purposes of any other Section of this Agreement, the Schedules or exercise of rights or remedies by Phase Forward.

(b)                                 From the date hereof to the Closing Date, Phase Forward shall: (i) promptly disclose in writing to Lincoln, to the extent Phase Forward has Knowledge thereof: (1) any circumstance, occurrence of any event, or any change in or effect on Phase Forward and its Subsidiaries that, individually or when taken together with all other circumstances, events, changes in or effects on Phase Forward and its Subsidiaries, is (or would reasonably be expected to be) materially adverse to the ability of Phase Forward to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (provided, that any such event, change or effect shall not be deemed to include the impact of (A) any changes in Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (B) any changes in GAAP, (C) any changes affecting the general economic conditions in the United States, which changes do not disproportionately affect Phase Forward and its Subsidiaries in any material respect, (D) any changes in the financial, banking or capital markets, Tax rates or the implementation of new Taxes, which changes do not disproportionately affect Lincoln and its Subsidiaries in any material respect; or (E) any event to which Lincoln has provided written consent hereunder); or (2) any breach of this Agreement by Phase

** Confidential Treatment Requested.

Forward; and (ii) otherwise promptly supplement or amend the Schedules to disclose any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth in the Schedules.  Disclosures described in this Section 8.3(b) are not deemed to be disclosed as of the date of this Agreement or the Closing Date and are not given effect for purposes of any other Section of this Agreement, the Schedules or exercise of rights or remedies by Lincoln.

8.4                                 Other Transactions.  Lincoln shall deal exclusively and in good faith with Phase Forward regarding the transactions contemplated by this Agreement and shall not: (i) solicit submission of proposals or offers from any third party relating to the acquisition of any shares of capital stock of Lincoln or any of its Subsidiaries (other than the exercise of Lincoln Rights outstanding on the date hereof in accordance with their terms) or the business of Lincoln or any of its Subsidiaries, whether by merger, share exchange, Asset sale or otherwise (an “Acquisition Proposal”); (ii) participate in discussions with any Person (other than Phase Forward and its employees and representatives) regarding an Acquisition Proposal, or furnish non-public information regarding Lincoln or any of its Subsidiaries to any Person (other than Phase Forward and its employees and representatives) or cooperate with or encourage any Acquisition Proposal by any Person (other than Phase Forward and its employees and representatives); or (iii) enter into any Contract contemplating or related to any Acquisition Proposal or that is intended to prevent or frustrate consummation of the transactions contemplated by this Agreement.  If Lincoln should receive any Acquisition Proposal or related inquiry from any Person (other than Phase Forward and its employees and representatives), they shall promptly inform Phase Forward thereof and (unless such Acquisition Proposal includes a provision related to confidentiality) deliver to Phase Forward copies of all materials received in connection therewith.  Lincoln shall and shall cause its officers, directors, employees, agents, representatives and advisors to cease any and all existing activities, discussions or negotiations with any Person other than Phase Forward and its officers, directors, employees, agents, representatives and advisors with respect to any Acquisition Proposal.

8.5                                 Consents.  Lincoln shall use commercially reasonable efforts to obtain prior to Closing, at Lincoln’s expense, all Consents of Persons that are required for consummation of transactions contemplated by this Agreement by Lincoln.  Phase Forward shall cooperate with and assist Lincoln in obtaining such Consents, to the extent reasonably requested by Lincoln.

8.6                                 Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, and to cause to be satisfied the conditions referred to in Articles 9, 10 and 11; provided, that nothing herein shall preclude a party from exercising its rights under this Agreement.

8.7                                 Tax Matters.  Section 3 of Exhibit 7.18 is by this reference incorporated into this Section 8.7 as if fully set forth in this Section 8.7.

** Confidential Treatment Requested.

8.8                                 Shareholder Approval.  Within two (2) business days following execution of this Agreement, Lincoln shall deliver to each Consenting Shareholder the Merger Consent and use commercially reasonable efforts to obtain a duly executed and dated Merger Consent from all Consenting Shareholders promptly after the execution hereof.  The parties intend that those consents of Consenting Shareholders be executed and delivered to Lincoln and Phase Forward by Consenting Shareholders within two (2) business days after delivery of such consents to the Consenting Shareholders and that pursuant thereto the Consenting Shareholders irrevocably adopt and approve this Agreement and the Merger.  Lincoln shall ensure that any shareholder consents delivered by the Consenting Shareholders are obtained in compliance with and are valid and effective under section 7.04 of the MBCA and Lincoln’s articles of organization and bylaws then in effect.  As promptly as practicable after the execution and delivery to Lincoln and Phase Forward by the Consenting Shareholders of such consents (but in no event later than one business day thereafter), Lincoln shall prepare and mail to every Lincoln Shareholder as of the record date (other than the Consenting Shareholders) the notices required by sections 7.04 and Part 13 of the MBCA, informing them that this Agreement and the Merger were adopted and approved by the Consenting Shareholders, describing in reasonable detail the Merger and the Merger Consents, informing them that appraisal rights are available for their Lincoln Common Stock pursuant to Part 13 of the MBCA and providing them such additional information as may be necessary for them to make an informed decision whether to exercise appraisal rights under Part 13 of the MBCA.  Lincoln shall afford Phase Forward and its counsel a reasonable opportunity to review and comment upon such notices or other materials prior to such materials being delivered to the Lincoln Shareholders.  Lincoln shall, through its Board of Directors, recommend to the Lincoln Shareholders the approval and adoption of this Agreement.  Except in connection with the termination of this Agreement pursuant to Section 12.1, neither the Board of Directors of Lincoln nor any committee or subcommittee thereof shall withdraw, qualify or modify, in a manner adverse to Phase Forward, the approval of such Board of Directors or such committee or subcommittee of this Agreement or the Merger or the recommendation of such Board of Directors to the Lincoln Shareholders that they approve and adopt this Agreement and the Merger.

8.9                                 Labor and Benefit Matters.

(a)                                  Section 2 of Exhibit 7.15 is by this reference incorporated into this Section 8.9(a) as if fully set forth in this Section 8.9(a).

(b)                                 Section 3 of Exhibit 7.19 is by this reference incorporated into this Section 8.9(b) as if fully set forth in this Section 8.9(b).

8.10                           Public Statements.  Except as required by Law or as permitted by Section 8.2(b), neither Lincoln nor Phase Forward shall issue any public statement or other public disclosure related to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of the other party.

8.11                           Directors’ and Officers’ Indemnification.   All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Lincoln (the “Indemnified Directors/Officers”) as provided in Lincoln’s Articles of Organization or bylaws or in any written indemnification Contract, a

** Confidential Treatment Requested.

copy of each of which has been provided to Phase Forward prior to the date hereof, between such directors or officers and Lincoln (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger as of the Effective Time and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified (except as required by Law) for a period of three (3) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of the Indemnified Directors/Officers.  The provisions of this Section 8.11 shall survive the Closing and the consummation of the Merger.  If the Surviving Corporation merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, Phase Forward shall make and shall cause the Surviving Corporation to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Phase Forward and the Surviving Corporation under this Section 8.11.

8.12                           Consents of Governmental Authorities.

The parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger).  The parties agree that they will consult with each other with respect to the obtaining of all Consents of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to consummation of the transactions contemplated herein.  Each party also shall promptly advise the others upon receiving any communication from any Governmental Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.13                           Acknowledgements.

(a)                                  Lincoln does not make, and has not made, any representations or warranties relating to Lincoln or the business of Lincoln or otherwise, in connection with the transactions contemplated hereby other than those expressly set forth herein.  No Person has been authorized by Lincoln to make any representation or warranty relating to Lincoln or the business of Lincoln or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Lincoln and shall not be deemed to have been made by Lincoln.

(b)                                 No investigation by Phase Forward shall affect its ability to rely on Lincoln’s representations and warranties in this Agreement.

(c)                                  Phase Forward, Sub and Lincoln acknowledge that (i) Foley & Lardner LLP (“F&L”) has represented Lincoln in the past, and in connection with this Agreement and the transactions contemplated hereby is representing Lincoln, the Lincoln Securityholders and certain of the individual parties to the Key Employee Agreements

** Confidential Treatment Requested.

(collectively, the “Lincoln Parties”), and not Phase Forward, Sub or the Surviving Corporation; and (ii) any attorney-client privilege related to F&L’s representation of the Lincoln Parties in connection with the transactions contemplated by this Agreement shall belong solely to the Lincoln Securityholders and the Securityholder Representative.

8.14                           Access by Securityholder Representative.  Phase Forward shall, and shall cause the Surviving Corporation to, for a period of three (3) years after the Closing Date, during normal business hours and upon reasonable prior notice, provide the Securityholder Representative and its designees and representatives with such access to the books and records of the Surviving Corporation as may be reasonably requested by the Securityholder Representative to comply with any requirement of Law applicable to any Lincoln Securityholder, and the Securityholder Representative shall be entitled, at his expense, to make extracts and copies of such books and records.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF PHASE FORWARD

The obligation of Phase Forward to close the transactions contemplated by this Agreement, including the Merger, is subject to satisfaction or waiver by Phase Forward, on or before the Closing Date, of each of the following conditions:

9.1                                 Representations and Warranties.  All representations and warranties (except for those contained in Sections 7.1, 7.2(a) and 7.2(b) and those made on and as of a particular date) made by Lincoln in this Agreement or any other Purchase Document shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided that, for purposes of this Section 9.1, those representations and warranties that are qualified by references to “material” or “Material Adverse Effect” or similar qualifications shall be deemed not to include such qualifications.  The representations and warranties of Lincoln set forth in Sections 7.1, 7.2(a) and 7.2(b) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.  The representations and warranties made on and as of a particular date shall be true and correct in all material respects on and as of such date.  Phase Forward shall have received a certificate to such effect, dated as of the Closing Date and executed by an authorized officer of Lincoln.

9.2                                 Covenants.  Lincoln shall have performed in all material respects all covenants and agreements in this Agreement or any other Purchase Document that are to be performed by Lincoln on or prior to the Closing Date.  Phase Forward shall have received a certificate to such effect, dated as of the Closing Date and executed by an authorized officer of Lincoln

9.3                                 Closing Deliveries.  Lincoln shall have delivered (or caused to be delivered) to Phase Forward the following:

(a)                                  An opinion of counsel to Lincoln in form and substance reasonably satisfactory to Phase Forward dated as of the Closing Date covering the matters set forth in Exhibit 9.3(a).

** Confidential Treatment Requested.

(b)                                 Resignations of each director and officer of Lincoln and each Subsidiary of Lincoln effective as of the Closing Date.

(c)                                  All corporate books and records of Lincoln and each of its Subsidiaries, including all stock ledgers.

(d)                                 The Tax forms and other documents specified in Section 4 of Exhibit 7.18.

(e)                                  The documents specified in Section 4 of Exhibit 7.19.

(f)                                    A final Merger Consideration Spreadsheet reasonably acceptable to Phase Forward.

(g)                                 Payoff letters and lien releases, each in form and substance reasonably satisfactory to Phase Forward, with respect to all Indebtedness of Lincoln paid by Lincoln between the date of Exhibit 4.6 and the Closing, which will include all Indebtedness owed by Lincoln to the Lincoln Securityholders or its employees.

(h)                                 The Certificates as provided in Section 5.1(a).

(i)                                     Employee agreements signed by each “Key Employee” identified on Exhibit 9.3(i) hereto (the “Key Employee Agreements”), substantially in the form of each agreement contained in Exhibit 9.3(i), that contain provisions concerning, among other things, confidentiality, non-competition, intellectual property ownership, and eligibility for certain bonuses.

(j)                                     Phase Forward’s standard employee agreement dealing with confidentiality, intellectual property assignment and certain non-competition covenants in the form of Exhibit 9.3(j), signed by each employee of Lincoln who is listed on Exhibit 9.3(j).

(k)                                  The consolidated balance sheet and Estimated Net Working Capital required by Section 4.6(b).

(l)                                     The Escrow Agreement executed by Lincoln and the Securityholder Representative.

9.4                                 No Injunction; Etc.  No Proceeding, regulation or legislation shall be pending or threatened that seeks to enjoin, restrain, restrict or prohibit Lincoln, Phase Forward or their respective Affiliates (including Sub), or to obtain damages from Lincoln or Phase Forward or their respective Affiliates (including Sub), in respect of consummation of transactions contemplated hereby.

9.5                                 Consents.  Phase Forward shall have received, in writing, all Consents listed in Schedule 7.2.  All such Consents shall be in full force and effect as of the Closing Date.

** Confidential Treatment Requested.

9.6                                 No Material Adverse Effect.  There shall not have been any Lincoln Material Adverse Effect since the date of this Agreement.  Phase Forward shall have received a certificate to such effect, dated as of the Closing Date and executed by an authorized officer of Lincoln.

9.7                                 Shareholder Approval.  The Consenting Shareholders and other Lincoln Shareholders who collectively hold more than ninety percent (90%) of the issued and outstanding Lincoln Common Stock (collectively, the “90% Holders”) shall have adopted and approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, via the delivery of the Merger Consents as and to the extent required by the MBCA and by the provisions of Lincoln’s Articles of Organization and bylaws.

9.8                                 Appraisal Rights; Dissenting Shareholders.  Holders of no more than 3% of the shares of Lincoln Common Stock issued and outstanding immediately prior to the Effective Time shall have duly asserted (and not validly withdrawn) appraisal rights under the MBCA.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF LINCOLN

The obligation of Lincoln to close the transactions contemplated by this Agreement, including the Merger, is subject to satisfaction or waiver by Lincoln, on or before the Closing Date, of each of the following conditions:

10.1                           Representations and Warranties.  All representations and warranties (except for those made on and as of a particular date) made by Phase Forward in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided that, for purposes of this Section 10.1, those representations and warranties that are qualified by references to “material” or “Phase Forward Material Adverse Effect” or similar qualifications shall be deemed not to include such qualifications.  The representations and warranties made on and as of a particular date shall be true and correct in all material respects on and as of such date.  Lincoln shall have received a certificate dated the Closing Date, executed by an authorized officer of Phase Forward, to such effect.

10.2                           Covenants.  Phase Forward shall have performed in all material respects all covenants and agreements in this Agreement that are to be performed by Phase Forward on or before the Closing Date. Lincoln shall have received a certificate dated the Closing Date, executed by an authorized officer of Phase Forward, to such effect.

10.3                           Closing Deliveries.  Phase Forward shall have delivered (or caused to be delivered) to Lincoln, the Securityholder Representative or the Escrow Agent, as appropriate, the following:

(a)                                  The Closing Date Consideration;

(b)                                 The Escrow Amount;

** Confidential Treatment Requested.

(c)                                  The Key Employee Agreements executed by or on behalf of the Surviving Corporation or Phase Forward; and

(d)                                 The Escrow Agreement executed by Phase Forward.

10.4                           No Injunction; Etc.  No Proceeding, regulation, or legislation shall be pending or threatened that seeks to enjoin, restrain, restrict or prohibit Lincoln, Phase Forward or their respective Affiliates or to obtain damages from Lincoln, Phase Forward or their respective Affiliates in respect of the consummation of the transactions contemplated hereby.

10.5                           No Phase Forward Material Adverse Effect.  There shall not have been any Phase Forward Material Adverse Effect since the date of Phase Forward’s most recently filed Quarterly Report on Form 10-Q.  Lincoln shall have received a certificate to such effect, dated as of the Closing Date and executed by an authorized officer of Phase Forward.

ARTICLE 11

CONDITIONS PRECEDENT TO OBLIGATIONS OF LINCOLN AND PHASE
FORWARD

All Consents of, filings and registrations with, and notifications to, all Governmental Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for such Consents which, if not obtained, would not have a Lincoln Material Adverse Effect or Phase Forward Material Adverse Effect.

ARTICLE 12

TERMINATION

12.1                           Termination.  Notwithstanding the prior approval of this Agreement by the Lincoln Shareholders, this Agreement may be terminated prior to Closing and the Merger abandoned: (a) by mutual consent of Phase Forward and Lincoln; (b) by Phase Forward, if (i) a material breach of any covenant or agreement in this Agreement has been committed by Lincoln and remains uncured for 10 days after notice from Phase Forward thereof or (ii) Lincoln is in breach of any representation or warranty by Lincoln in this Agreement and such breach or breaches, individually or in the aggregate, constitute a Lincoln Material Adverse Effect; (c) by Lincoln, if (i) a material breach of any covenant or agreement in this Agreement has been committed by Phase Forward and remains uncured for 10 days after notice from Lincoln thereof or (ii) Phase Forward is in breach of any representation or warranty by Phase Forward in this Agreement and such breach or breaches, individually or in the aggregate, constitute a Phase Forward Material Adverse Effect; (d) by Phase Forward if any condition in Articles 9 or 11 becomes impossible of performance (other than through failure of Phase Forward to comply with this Agreement) or has not been satisfied in full or previously waived by Phase Forward at or prior to the Closing Date; (e) by Lincoln if any condition in Articles 10 or 11 becomes impossible of performance (other than through failure of Lincoln to comply with this Agreement) or has not been satisfied in full or previously waived by Lincoln at or prior to the Closing Date; (f) by either Phase Forward or Lincoln (unless such party is in material breach of any provision of this Agreement) if Closing shall not

** Confidential Treatment Requested.

have occurred on or before September 30, 2005; (g) by Phase Forward, if the Consenting Shareholders have not duly executed, dated and delivered to Lincoln (with copies to Phase Forward) the Merger Consents on or before 11:59 p.m. EST on the second business day following the date on which this Agreement is executed; and (h) by either Phase Forward or Lincoln if any court of competent jurisdiction has issued an order, judgment or decree (other than a temporary restraining order) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, judgment or decree shall have become final and non-appealable.  The party desiring to terminate this Agreement pursuant to Sections 12.1(b)-(h) above shall give written notice of such termination to the other party, which notice shall include a brief statement of the grounds for such termination.

12.2                           Effect of Termination.  Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and exercise of such termination right is not an election of remedies.  In the event of any termination of this Agreement pursuant to Section 12.1, this Agreement shall become void and of no force or effect, except that the provisions of Section 8.2(b), this Section 12.2 and Article 15 shall survive any such termination, and except that a termination pursuant to Sections 12.1(b)-(h) shall not relieve a breaching party (which party shall be fully liable) for any Losses resulting from any breach occurring prior to termination.

ARTICLE 13

INDEMNIFICATION

13.1                           Agreement to Indemnify.  From and after the Effective Time, subject to the provisions of this Article 13, the Phase Forward Indemnitees shall be entitled to indemnification from, against, for and in respect of Losses paid, suffered or incurred by such Phase Forward Indemnitee(s), and resulting from, based upon, arising out of or in connection with: (i) a breach of any representation or warranty of Lincoln contained in any Purchase Document; (ii) a breach of any covenant or agreement of Lincoln contained in any Purchase Document; (iii) the Appraisal Reduction Amount (including all related Proceedings) or any other claims or Proceedings made or brought against Phase Forward, Lincoln or any other Phase Forward Indemnitee by a Lincoln Securityholder as a result of this Agreement or the Merger; (iv) Tax Claims (except to the extent that the liability for any Tax included in such Tax Claim was taken into account as a liability in the Final Net Working Capital); (v) any indemnification obligation to reimburse or advance payment for expenses to the Indemnified Directors/Officers for actions taken by them prior to the Effective Time (to the extent not covered by insurance); (vi) Benefits Claims (except to the extent that the liability for any such Benefits Claim was taken into account as a liability in the Final Net Working Capital); (vii) Transaction Fees (to the extent not reflected in the calculation of the Closing Date Consideration or the calculation of the Final Net Working Capital); (viii) Indebtedness of Lincoln that existed prior to or at the Effective Time (to the extent not reflected in the calculation of the Closing Date Consideration or the calculation of the Final Net Working Capital); (ix) any Net Working Capital shortfall determined pursuant to Section 4.6(e)(i), (x) those matters described on Schedule 13.1, and (xi) those matters described in Section 14.4 with respect to the allocation of the Merger Consideration by the Securityholder Representative to the Lincoln Securityholders.  “Phase Forward Indemnitees” means Phase Forward and its Affiliates (including from and after the

** Confidential Treatment Requested.

Effective Time, Lincoln), and their respective agents, representatives, employees, officers and directors.  Lincoln does not make and shall not be deemed to have made, nor is Phase Forward or Sub relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.

13.2                           Procedures.  A Phase Forward Indemnitee claiming indemnification under this Agreement (except for a claim under clause (ix) of Section 13.1, which shall be governed by the procedure set forth in Section 4.6(e)(i)) shall notify the Securityholder Representative, specifying the basis on which indemnification is sought.

(a)                                  If the indemnification claim involves a matter other than a third party claim, the Securityholder Representative shall have 20 days after delivery of notice of the claim to object by delivery of notice of such objection to Phase Forward, specifying the basis for such objection.  Failure to timely object constitutes final and binding acceptance of the indemnification claim by the Securityholder Representative.  If an objection is timely made, and if Phase Forward and Securityholder Representative do not resolve such objection pursuant to a written agreement executed by Phase Forward and the Securityholder Representative within 30 days after such objection is delivered to Phase Forward, such indemnification claim shall be resolved by arbitration in accordance with the provisions of Section 15.10.

(b)                                 If an indemnification claim involves a third party claim, the Phase Forward Indemnitee shall: (i) promptly notify the Securityholder Representative of material information concerning the third party claim known to the Phase Forward Indemnitee, provided that failure to so notify the Securityholder Representative will only relieve the indemnification obligation if and to the extent such failure results in material prejudice with respect to such third party claim; and (ii) give the Securityholder Representative full opportunity to control the defense of such third party claim (using counsel reasonably acceptable to the Phase Forward, which acceptance shall not be unreasonably withheld or delayed), including any settlement or compromise thereof; provided that the Phase Forward Indemnitee can participate in any proceeding to defend such third party claim, represented by counsel of its choosing, at its cost and expense; and provided further that Phase Forward can elect to control the defense of a third party claim for which any Phase Forward Indemnitee seeks indemnification, including any settlement or compromise thereof, if the claim involves an issue or matter which could have an adverse effect on the business, operations, Assets, affairs or prospects of Lincoln, any of its Subsidiaries or any Phase Forward Indemnitee (including administration of Tax Returns and responsibilities of Lincoln, or any of its Subsidiaries or any Phase Forward Indemnitee under Laws pertaining to Taxes).  If, after notice thereof, the Securityholder Representative fails to promptly assume the defense of a third party claim for which indemnification is claimed hereunder, or, after having assumed defense of such claim, fails to diligently continue such defense, the Phase Forward Indemnitee can assume the defense thereof, including any settlement or compromise thereof, and shall be indemnified for the cost and expense of such defense;  provided, however, that no Phase Forward Indemnitee may settle or compromise any such claim without the consent of the Securityholder Representative, which shall not be unreasonably withheld or delayed.  Neither Lincoln (or any of its Subsidiaries) nor any Phase Forward Indemnitee (or its Assets) may be bound by any compromise or settlement of a third party claim without Phase Forward’s consent, not to be unreasonably withheld or delayed, unless (i) the sole

** Confidential Treatment Requested.

relief is monetary damages for which the Phase Forward Indemnitees shall be fully indemnified, and (ii) there is no finding or admission of any violation of Law or rights of any Person and no effect on other claims that may be made against Lincoln (or any of its Subsidiaries) or any Phase Forward Indemnitee.

13.3                           Limitation of Liability.

(a)                                  In no event shall the Phase Forward Indemnitees be entitled to indemnification under Section 13.1 for Losses suffered or incurred by the Phase Forward Indemnitees in excess of the Escrow Amount (“Maximum Amount”), except for (i) Losses arising out of or related to matters sets forth on Schedule 13.3 (collectively, “Special Limit Losses”), and (ii) Losses arising out of or related to breaches of the representations, warranties or covenants contained in Sections 7.1, 7.18 or 8.7, any Net Working Capital shortfall determined pursuant to Section 4.6(e)(i), or as a result of fraud, intentional misrepresentation or intentional breach of a representation or warranty (collectively, “No Limit Losses”).

(b)                                 In the event of Special Limit Losses, the Maximum Amount shall not apply as a limitation of Lincoln’s indemnification obligations; provided, however, that in no event shall the Phase Forward Indemnitees be entitled to indemnification under Section 13.1 for Special Limit Losses suffered or incurred by the Phase Forward Indemnitees in excess of an amount equal to the Escrow Amount plus up to $2.0 million of the amount of Earnout payments, if any, which may become due and payable under Section 4.8(a) (“Special Limit Losses Maximum Amount”).  For the sake of clarity, no amount recovered as indemnification for a No Limit Loss shall reduce the amount available for the indemnification of other Losses and Special Limit Losses with respect to the Maximum Amount or the Special Limit Losses Maximum Amount.

(c)                                  No indemnification shall be payable for any Loss incurred by a Phase Forward Indemnitee to the extent that the amount of such Loss was included as a liability or reserve in the calculation of the Final Net Working Capital; provided, however, that nothing herein is intended to prevent a Phase Forward Indemnitee from seeking indemnification for any such Loss to the extent that the amount of such Loss exceeds the amount included as a liability or reserve in the calculation of the Final Net Working Capital.

(d)                                 Except as set forth below, any claim by a Phase Forward Indemnitee for indemnification pursuant to Section 13.1 of this Agreement shall be required to be made by delivering notice to Securityholder Representative no later than the expiration of eighteen (18) months after the Closing Date.  Notwithstanding the foregoing, (i) any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 7.1 [Organization; Capitalization] may be made at any time; and (ii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made in Section 7.18 [Tax Matters] or any covenant made in Section 8.7 [Tax Matters] may be made at any time prior to the expiration of the applicable statute of limitations (including valid extensions thereof).

(e)                                  Except for claims for indemnification for (i) any inaccuracy in or breach of any representation or warranty made in Section 7.18 [Tax Matters] or any

** Confidential Treatment Requested.

covenant made in Section 8.7 [Tax Matters] or (ii) any Net Working Capital shortfall determined pursuant to Section 4.6(e)(i), Phase Forward Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Phase Forward Indemnitees’ claims for indemnification exceeds the Indemnification Threshold, in which case Phase Forward Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

(f)                                    Except for claims for indemnification with respect to Special Limit Losses and No Limit Losses, the maximum indemnification amount to which Phase Forward Indemnitees may be entitled under this Agreement, and the sole source of such indemnification, shall be the Escrow Amount held in escrow pursuant to the Escrow Agreement.  With respect to Special Limit Losses, the maximum indemnification amount to which Phase Forward Indemnitees may be entitled under this Agreement, and the sole source of such indemnification, shall be (i) the Escrow Amount held in escrow pursuant to the Escrow Agreement and (ii) up to $2.0 million of Earnout payments, if any, which may become due and payable under Section 4.8(a) (the “Earnout Offset Amount”).  Except with respect to indemnification claims related to No Limit Losses, in no event shall any Phase Forward Indemnitee be entitled to recover any amounts paid to the Lincoln Securityholders or the Securityholder Representative hereunder, including the Base Consideration, any portion of the Escrow Amount released to the Securityholder Representative, and any Earnout payments made to the Securityholder Representative pursuant to Section 4.8(a)

(g)                                 Any claims for indemnification under this Article 13 shall be net of the amount of any recoveries paid under any insurance policy or “pass-through” warranty coverage from a manufacturer or other third party to Phase Forward, the Surviving Corporation, Lincoln or any of their Affiliates in connection with the circumstances that give rise to the claim for indemnification.  Phase Forward shall, and shall cause the Surviving Corporation to, file claims and otherwise take all necessary and appropriate action to recover any such recovery which may be available under such insurance policies or warranty coverage.

(h)                                 Any claims for indemnification under this Article shall be net of the present value of any Tax benefit realizable (by reason of a Tax deduction or credit, basis increase, shifting of income, or otherwise) by any Phase Forward Indemnitee in connection with the Losses that form the basis of the Phase Forward Indemnitees’ claim for indemnification hereunder.

13.4                           Set-Off; Escrow Amount Administration.  Phase Forward may recoup from (a) the Escrow Amount the amount (as finally determined in accordance with this Agreement) of any indemnification claim of Phase Forward or any Phase Forward Indemnitees arising under or in connection with this Agreement for any Losses, and (b) from the Escrow Amount or the Earnout Offset Amount (in Phase Forward’s sole discretion) the amount (as finally determined in accordance with this Agreement) of any indemnification claim of Phase Forward or any Phase Forward Indemnitees arising under or in connection with this Agreement for any Special Limit Losses.  The Escrow Agreement shall provide that the Escrow Agent shall pay any portion of the Escrow Amount remaining after any recoupment by any Phase Forward Indemnitee from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement to the Securityholder Representative (for further payment to the Lincoln

** Confidential Treatment Requested.

Securityholders in accordance with Sections 4.2 and 4.3) within 20 days after the date that is 18 months after the Closing Date (the “Escrow Payment Date”), less an amount equal to the sum of the amount of any then pending indemnification claims, plus the estimated amount (reasonably determined by Phase Forward in good faith) of the other Losses that Phase Forward reasonably expects to incur specifically related to such pending indemnification claims prior to resolution of such pending claims.  If all or a portion of the Escrow Amount otherwise payable on the Escrow Payment Date is held back (such amount, the “Deferred Escrow”) for pending claims, and in the event that after resolution of such pending claims, the amount of the Deferred Escrow exceeds the Losses recovered pursuant to such claims, the Escrow Agent shall, within twenty (20) days after resolution of such claims, pay to the Securityholder Representative the remaining portion of the Deferred Escrow, for further payment to the Lincoln Securityholders in accordance with Sections 4.2 and 4.3.

13.5                           Indemnification of Lincoln Securityholders and the Securityholder Representative.

(a)                                  From and after the Effective Time, subject to the provisions of this Article 13, the Lincoln Securityholders, the Securityholder Representative and their respective officers, directors, employees and agents (collectively, the “Lincoln Indemnitees”) shall be entitled to indemnification from, against, for and in respect of Losses paid, suffered or incurred by such Lincoln Indemnitee(s), and resulting from, based upon, arising out of or in connection with: (a) a breach of any representation or warranty of Phase Forward or Sub, or (b) a breach of any covenant or agreement of Phase Forward or Sub contained in any Purchase Document.  Phase Forward does not make and shall not be deemed to have made, nor is any Lincoln Indemnitee relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement.

(b)                                 Except as set forth below, any claim by a Lincoln Indemnitee for indemnification pursuant to this Section 13.5 shall be required to be made by delivering notice to Phase Forward no later than the expiration of eighteen (18) months after the Closing Date.  Notwithstanding the foregoing, (i) any claim for indemnification resulting from or arising out of a breach of a covenant contained in Section 8.7 [Tax Matters] may be made at any time prior to the expiration of the applicable statute of limitations (including valid extensions thereof), and (ii) any claim for indemnification resulting from or arising out of a breach of a covenant contained in Section 4.8 [Earnout] may be made no later than August 31, 2007.

(c)                                  Except for claims for indemnification with respect to a breach of a covenant contained in Sections 4.8 [Earnout] or 8.7 [Tax Matters], Lincoln Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Lincoln Indemnitees’ claims for indemnification exceeds the Indemnification Threshold, and thereafter Lincoln Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

(d)                                 Except for claims for indemnification with respect to (i) a failure to pay any portion of the Merger Consideration when due or (ii) a breach of any covenant contained in Section 8.4 [Tax Matters], the maximum indemnification amount to which

** Confidential Treatment Requested.

Lincoln Indemnitees may be entitled under this Agreement shall be an amount equal to the Escrow Amount.

13.6                           Survival of Representations and Warranties.  All representations and warranties set forth in this Agreement shall survive consummation of the Merger and the other transactions contemplated by this Agreement and shall continue in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Section 7.1 shall survive indefinitely, and the representations and warranties contained in Section 7.18 shall survive for the applicable statute of limitations period.  All covenants set forth in this Agreement shall survive consummation of the Merger and the other transactions contemplated by this Agreement and shall continue in full force and effect until performed in accordance with their terms.

13.7                           Characterization of Indemnity Payments.  Any indemnification payments made shall be treated as an adjustment to the Merger Consideration unless otherwise required by Law.

ARTICLE 14

SECURITYHOLDER REPRESENTATIVE

14.1                           Appointment; Authority; Expenses.

(a)                                  Lincoln hereby designates the Securityholder Representative to execute any and all instruments or other documents on behalf of Lincoln or the Lincoln Securityholders, and to do any and all other acts or things on behalf of Lincoln or the Lincoln Securityholders, which the Securityholder Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at or following the Closing.  Without limiting the generality of the foregoing, the Securityholder Representative shall have the full and exclusive authority to (i) agree with Phase Forward with respect to any matter or thing required or deemed necessary by the Securityholder Representative in connection with the provisions of this Agreement calling for the agreement of Lincoln or the Lincoln Securityholders, give and receive notices on behalf of Lincoln and the Lincoln Securityholders, and act on behalf of Lincoln and the Lincoln Securityholders in connection with any matter as to which Lincoln or the Lincoln Securityholders are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of the Securityholder Representative, (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Securityholder Representative to be necessary or advisable in connection with, this Agreement, and (iii) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article 13 and performance of obligations of Lincoln, the Lincoln Securityholders or the Securityholder Representative, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder.  Any fees and expenses of the Securityholder Representative (including but not limited to legal fees and expenses) shall be borne exclusively by the Lincoln Securityholders.

** Confidential Treatment Requested.

(b)                                 The Lincoln Securityholders shall cooperate with the Securityholder Representative and any accountants, attorneys or other agents whom he may retain to assist in carrying out his duties hereunder.  All decisions by the Securityholder Representative shall be binding upon all the Lincoln Securityholders, and no Lincoln Securityholder shall have the right to object, dissent, protest or otherwise contest the same. The Securityholder Representative may communicate with any Lincoln Securityholder or any other Person concerning his responsibilities hereunder, but is not required to do so.  The Securityholder Representative has a duty to serve in good faith the interests of the Lincoln Securityholders and to perform his designated role under this Agreement, but the Securityholder Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that he shall be liable for harm which he directly causes by an act of willful misconduct.

(c)                                  The Lincoln Securityholders shall indemnify and hold harmless the Securityholder Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as the Securityholder Representative under this Agreement, other than for harm directly caused by an act of willful misconduct.  In acting hereunder, the Securityholder Representative may rely upon, and shall be protected in acting or refraining from acting upon, advice or an opinion of counsel, a certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties.  The Securityholder Representative may consult with counsel, and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel.  The Securityholder Representative may perform his duties either directly or by or through his agents or attorneys, and the Securityholder Representative shall not be responsible to the other Lincoln Securityholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him.

14.2                           Acceptance.  By executing and delivering this Agreement, the Person who is appointed as the Securityholder Representative and is executing this Agreement in such capacity hereby (1) accepts his/her appointment and authorization to act as Securityholder Representative as in accordance with the terms of this Agreement and (2) agrees to perform its obligations under this Agreement.

14.3                           Successor.  The Securityholder Representative may resign upon 30 days prior notice to Phase Forward and the Lincoln Securityholders, provided that such resignation is not effective until appointment of a successor.  In the event of a notice of proposed resignation of the Securityholder Representative, the Lincoln Securityholders (or their successors or assigns) shall elect a replacement Securityholder Representative by a vote of the majority of the Pro Rata Shares of the Lincoln Securityholders and shall promptly notify Phase Forward thereof.   Any successor so elected or selected shall have all of the power, authority, rights and privileges conferred upon the original Securityholder Representative, and the term “Securityholder Representative” shall be deemed to include any and all such successors.

** Confidential Treatment Requested.

14.4                           Allocation to the Lincoln Securityholders of the Merger Consideration.  The payment by Phase Forward of the Merger Consideration (including any Earnout pursuant to Section 4.8(a)) into the Securityholder Account shall constitute payment by Phase Forward to each Lincoln Securityholder and satisfaction of Phase Forward’s obligation to pay such amount hereunder.  After such payment by Phase Forward, the Securityholder Representative shall be solely responsible for allocating and distributing to each Lincoln Securityholder such Lincoln Securityholder’s Pro Rata Share of the Merger Consideration from the Shareholder Account.  The Merger Consideration and any collective obligations of the Lincoln Securityholders, including, without limitation, payment of Transaction Fees and liability for any indemnification claims hereunder, shall be allocated among the Lincoln Securityholders in accordance with the Merger Consideration Spreadsheet (which has been prepared by, and is the sole responsibility of, Lincoln).  The portion of the Merger Consideration allocated to each Lincoln Securityholder (net of obligations and any reserves or holdbacks for indemnification obligations or otherwise established pursuant to this Agreement, the Escrow Agreement or by the Securityholder Representative in its sole discretion) shall be paid and distributed to such Lincoln Securityholder by means of check or by wire transfer of immediately available funds to an account designated by such Lincoln Securityholder to the Securityholder Representative prior to, on, or after the Closing.  At the Closing, the Securityholder Representative may withhold from the proceeds otherwise distributable to each Lincoln Securityholder hereunder, and pay, such Lincoln Securityholder’s pro-rata portion of any Transaction Fees incurred by or on behalf of Lincoln or the Lincoln Securityholders in connection with the transactions contemplated hereby.  Nothing in this Section 14.4 is intended or shall be construed to confer on any Lincoln Securityholder any rights against Phase Forward in respect of the portion of the Merger Consideration allocated to such Lincoln Securityholder or the net proceeds received after delivery of same into the Shareholder Account.

14.5                           Reliance.  Phase Forward and the Phase Forward Indemnitees may rely conclusively on all notices received from, agreements and determinations made by, documents executed and delivered by, or other actions or omissions of the Securityholder Representative.

ARTICLE 15

GENERAL

15.1                           Fees and Expenses.  Except as otherwise provided herein, each party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement.  Lincoln shall be responsible for all transfer, documentary, sales, use, stamp, registration and other analogous or similar Taxes and fees (including any penalties, additions to tax, interest and analogous or similar items) incurred in connection with this Agreement and such amount, if not paid prior to the Effective Time, shall be deemed to be a current Liability for purposes of calculating the Closing Date Consideration.

15.2                           Notices and Other Communications.  All notices, requests, demands, consents, disclosures and other communications hereunder must be in writing (which shall include communications by telecopy and facsimile) in order to be effective and shall be delivered (a) in Person or by courier or overnight service, (b) mailed by first

** Confidential Treatment Requested.

class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission (with confirmation copy sent as in (a) or (b)), as follows:

(1)                                  If to Phase Forward:

Phase Forward Incorporated

880 Winter Street

Waltham, MA  02451

Attention:  President

Facsimile:  (781) 902-4790

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA  02109

Attention:  John Mutkoski

Facsimile:  (617) 523-1231

(2)                                  If to Lincoln (prior to Closing):

Lincoln Technologies, Inc.

40 Washington Street, Suite 220

Wellesley Hills, MA  02481

Attention:  President

Facsimile:  (781) 237-4848

with a copy (which shall not constitute notice) to:

Foley & Lardner

111 Huntington Avenue

Boston, MA  02199

Attention:  Paul Broude

Facsimile:  (617) 342-4001

(3)                                  If to Securityholder Representative (from and after Closing):

Lincoln SR, Inc.

315 Common Street

Belmont, MA  02478

Attention:  President

** Confidential Treatment Requested.

with a copy (which shall not constitute notice) to:

Foley & Lardner

111 Huntington Avenue

Boston, MA  02199

Attention:  Paul Broude

Facsimile:  (617) 342-4001

or to such other address as the parties hereto may communicate to the others in accordance with this Section 15.2.  Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties.  The date on which any notice, request, demand, disclosure or other communication is deemed to have been given is the date on which it is received by the recipient party.

15.3                           Assignment; Binding Effect.  Prior to Closing, this Agreement cannot be assigned by any party without consent of all other parties, except that Phase Forward may assign this Agreement to any of its Affiliates and may collaterally assign indemnification rights hereunder to any bank or financial institution, subject to all provisions hereof and all rights, remedies and defenses that Lincoln could assert against Phase Forward and provided that Phase Forward remains fully obligated hereunder.  After Closing, Phase Forward may assign its interest in this Agreement to any Person (subject to all rights, remedies and defenses that could be asserted against Phase Forward and provided that Phase Forward remains fully obligated hereunder).  From and after any assignment permitted hereunder, the word “Phase Forward” shall mean such assignee (other than a bank or financial institution).

15.4                           No Benefit to Others.  This Agreement is for the sole benefit of the parties hereto and their successors and assigns, except that the provisions of Article 13 shall be for the benefit of the Phase Forward Indemnitees and the Lincoln Indemnitees and the provisions of Section 8.11 shall be for the benefit of the Indemnified Directors/Officers.

15.5                           Headings; Construction.  All section headings contained in this Agreement are for convenience only, and do not form a part of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  The term “including” is not limiting and the term “or” has the inclusive meaning represented by the term “and/or.” The words “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole.

15.6                           Counterparts.  This Agreement may be executed in two or more counterparts, all of which are a single agreement, and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto.

15.7                           Integration; Waiver.  This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof.  Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated except pursuant to an agreement in writing signed by the

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party against which enforcement of such change, waiver, discharge, supplement or termination is sought.  Neither failure nor delay by any party in exercising any right or remedy, and no single or partial exercise of any right or remedy, precludes further exercise of that right or remedy or exercise of any other right or remedy.  No waiver that may be given by a party is applicable except in the specific instance for which it is given.

15.8                           Further Assurances.  The parties shall furnish to each other such further information, execute and deliver to each other such other documents, and do such other acts and things, all as other parties may reasonably request, in order to carry out the intent of the Purchase Documents.

15.9                           Time of Essence.  Time is of the essence in this Agreement.

15.10                     Arbitration.                                  Except for disputes to be resolved by the Accounting Expert in accordance with the provisions of Sections 4.6(f),4.6(g), 4.8(e) and 4.8(f), all disputes arising out of or related to this Agreement or the transactions contemplated hereby, shall be finally settled by a single arbitrator in Boston, Massachusetts in accordance with the expedited commercial arbitration rules of the American Arbitration Association (“AAA”).  The decision of the arbitrator shall be binding and conclusive upon the parties and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including, without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the AAA.  The arbitration process outlined in this Section 15.10 constitutes the sole and exclusive means of resolving any disputes between the Parties arising out of or related to this Agreement or the transactions contemplated hereby, with the sole exception of disputes to be resolved by the Accounting Expert pursuant to the provisions of Sections 4.6(f), 4.6(g), 4.8(e) and 4.8(f),

15.11                     Governing Law; Enforcement.  This Agreement shall be construed under the laws of the Commonwealth of Massachusetts without regard to applicable conflicts of laws principles.  Each party hereto submits itself to the non-exclusive personal jurisdiction of any federal court located in the Commonwealth of Massachusetts or any Massachusetts state court with respect to this Agreement.

15.12                     Partial Invalidity.  Whenever possible, each provision hereof shall be interpreted so as to be effective and valid under applicable law, but in case any provision(s) hereof are held, for any reason, by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision(s) are not contained herein unless their deletion would result in such a material change as to cause completion of transactions contemplated hereby to be unreasonable.

15.13                     Payments by Phase Forward.  Any payment to be made by Phase Forward hereunder to the Lincoln Securityholders or to the Securityholder Representative shall be made by wire transfer of immediately available funds to the Securityholder Account.

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[Signatures Next Page]

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                                                IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the date first above written.

PHASE FORWARD INCORPORATED

By:	/s/ Rodger Weismann

Name:	Rodger Weismann

Title:	SVP & CFO

ABE ACQUISITION CORP.

By:	/s/ Rodger Weismann

Name:	Rodger Weismann

Title:	Treasurer

LINCOLN TECHNOLOGIES, INC.

By:	/s/ Channing H. Russell

Name:	Channing H. Russell

Title:	President

FOR PURPOSES OF SECTIONS 4.3, 4.4, 4.5, 4.6(d)-(g), 4.8(a) and (d)-(f), 5.1, 8.13(c), 8.14, 9.3(l), 10.3, 13.2, 13.3, 13.4, 13.5, 15.2, 15.13, SECTION 3 OF EXHIBIT 7.18, AND ARTICLE 14 ONLY,

LINCOLN SR, INC.

By:	/s/ Channing H. Russell

Name:	Channing H. Russell

Title:	President
Securityholder Representative

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